EXHIBIT 10.1
[CONFORMED COPY]

CREDIT AGREEMENT
among
AMETEK, INC.,
VARIOUS DESIGNATED SUBSIDIARY BORROWERS,
VARIOUS LENDING INSTITUTIONS,
BANK OF AMERICA, N.A.,
PNC BANK NATIONAL ASSOCIATION,
SUNTRUST BANK AND
WACHOVIA BANK, N.A.,
AS SYNDICATION AGENTS,
and
JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT

Dated as of September 17, 2001,
amended and restated as of June 17, 2005,
and further amended and restated as of October 6, 2006

$300,000,000
J.P. MORGAN SECURITIES INC.,
AS LEAD ARRANGER AND BOOKRUNNER

          CREDIT AGREEMENT, dated as of September 17, 2001, amended and restated as of June 17, 2005 and further amended and restated as of October 6, 2006, among AMETEK, INC., a Delaware corporation (the “Company”), the Designated Subsidiary Borrowers (as hereinafter defined) from time to time party hereto, the lending institutions listed from time to time on Schedule I hereto (each, a “Bank” and, collectively, the “Banks”), Bank of America, N.A., PNC Bank, National Association, SunTrust Bank and Wachovia Bank, N.A., as syndication agents (each, a “Syndication Agent” and, collectively, the “Syndication Agents”), and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) (formerly known as The Chase Manhattan Bank), as administrative agent (in such capacity, and together with its successors in such capacity, the “Administrative Agent”) for the Banks. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.
W I T N E S S E T H :
          WHEREAS, the Company, the Existing Banks and JPMorgan Chase, as Administrative Agent, are parties to a Credit Agreement, dated as of September 17, 2001 and amended and restated as of June 17, 2005 (as the same has been amended, modified or supplemented to, but not including, the Restatement Effective Date, the “Existing Credit Agreement”); and
          WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement, subject to and on the terms and conditions set forth herein, and the Banks are willing to make available to the Borrowers the credit facility provided herein;
          NOW, THEREFORE, the Company, the Designated Subsidiary Borrowers from time to time party hereto, the Banks and the Administrative Agent agree that, on the Restatement Effective Date, the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:
          SECTION 1. Amount and Terms of Credit.
               1.01 Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time on and after the Restatement Effective Date and prior to the Final Maturity Date, to make a loan or loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to any Borrower requesting a Revolving Loan pursuant to Section 1.03, which Revolving Loans (i) except as hereinafter provided, may, at the option of such Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made by all Banks pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount for any Bank at any time outstanding the amount which, when combined with such Bank’s Percentage of the sum of (A) the Letter of Credit Outstandings at such time plus (B) the aggregate outstanding principal amount of all Competitive Bid Loans then outstanding, equals the Commitment of such Bank at such time to all Borrowers, (iv) shall not exceed in aggregate principal amount for all Banks at any time outstanding the amount which, when added to the sum of (A) the aggregate amount of

Letter of Credit Outstandings at such time plus (B) the aggregate outstanding principal amount of all Competitive Bid Loans then outstanding, equals the Total Commitment at such time and (v) shall be denominated in an Approved Currency, provided that the aggregate outstanding principal amount of all Revolving Loans denominated in a Primary Alternate Currency, when added to the aggregate outstanding principal amount of all Competitive Bid Loans denominated in an Approved Alternate Currency, shall not exceed the Alternate Currency Sublimit at any time.
          (b) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees that any Borrower may incur a loan or loans (each, a “Competitive Bid Loan” and, collectively, the “Competitive Bid Loans”) pursuant to a Competitive Bid Borrowing at any time and from time to time on and after the Restatement Effective Date and prior to the date which is the third Business Day preceding the date which is 7 days prior to the Final Maturity Date, provided that after giving effect to any Competitive Bid Borrowing and the use of the proceeds thereof, the aggregate outstanding principal amount of Competitive Bid Loans incurred by all Borrowers, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate Letter of Credit Outstandings at such time, shall not exceed the Total Commitment at such time. The Competitive Bid Loans shall be denominated in an Approved Alternate Currency, provided that the aggregate outstanding principal amount of all Competitive Bid Loans denominated in an Approved Alternate Currency, when added to the aggregate outstanding principal amount of all Revolving Loans denominated in a Primary Alternate Currency, shall not exceed the Alternate Currency Sublimit at any time. The parties hereto understand and agree that all Competitive Bid Loans under and as defined in the Existing Credit Agreement which are outstanding as of the Restatement Effective Date shall remain outstanding and constitute Competitive Bid Loans for all purposes hereunder.
               1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing of Loans shall not be less than the applicable Minimum Borrowing Amount. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than twelve (12) Borrowings of Eurodollar Loans in the aggregate.
               1.03 Notice of Borrowing of Revolving Loans. (a) Whenever a Borrower desires to incur Revolving Loans, it shall give the Administrative Agent at its Notice Office, written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting Eurodollar Loans prior to 12:00 Noon (New York time) on the third Business Day preceding the date of the proposed Borrowing and written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting Base Rate Loans to be made hereunder prior to 11:00 A.M. (New York time) on the date of the proposed Borrowing. Each of the foregoing notices (each, a “Notice of Borrowing”) shall be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A-1, appropriately completed to specify (i) the Borrower to whom such Revolving Loans will be made, (ii) the aggregate principal amount of the Revolving Loans to be incurred, (iii) the date of incurrence (which shall be a Business Day), (iv) whether the Revolving Loans are to be denominated in Dollars or a Primary Alternate Currency and, if a Primary Alternate Currency, the Primary Alternate Currency so requested, and (v) whether the respective incurrence shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Loans, of the proportionate share thereof of each Bank and of the other matters covered by the Notice of Borrowing.
          (b) Without in any way limiting the obligation of the Borrowers to confirm in writing any notice they may give hereunder by telephone, the Administrative Agent or the respective Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, reasonably believed by the Administrative Agent or such Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer of a Borrower as a person entitled to give telephonic notices under this Agreement on behalf of such Borrower. In each such case each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
               1.04 Competitive Bid Borrowings. (a) Whenever any Borrower desires to incur a Competitive Bid Borrowing, it shall deliver to the Administrative Agent, prior to 12:00 Noon (New York time) (x) at least five Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Spread Borrowing, and (y) at least two Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of an Absolute Rate Borrowing, a written notice substantially in the form of Exhibit A-2 hereto (a “Notice of Competitive Bid Borrowing”), which notice shall specify in each case (i) the date (which shall be a Business Day) and the aggregate amount of the proposed Competitive Bid Borrowing, (ii) the maturity date for repayment of each and every Competitive Bid Loan to be made as part of such Competitive Bid Borrowing (which maturity date may be (A) one, two, three or six months after the date of such Competitive Bid Borrowing, in the case of a Spread Borrowing, and (B) between 7 and 364 days, inclusive, after the date of such Competitive Bid Borrowing, in the case of an Absolute Rate Borrowing, provided that in no event shall the maturity date of any Competitive Bid Borrowing be later than the third Business Day preceding the Final Maturity Date, (iii) the interest payment date or dates relating thereto, (iv) whether the proposed Competitive Bid Borrowing is to be an Absolute Rate Borrowing or a Spread Borrowing, and if a Spread Borrowing, the Interest Rate Basis, (v) whether the Competitive Bid Loans made pursuant to the proposed Competitive Bid Borrowing are to be denominated in Dollars or an Approved Alternate Currency and, if an Approved Alternate Currency, the Approved Alternate Currency so desired and (vi) any other terms to be applicable to such Competitive Bid Borrowing. The Administrative Agent shall promptly notify each Bidder Bank by telephone or facsimile of each such request for a Competitive Bid Borrowing received by it from such Borrower and of the contents of the related Notice of Competitive Bid Borrowing.
          (b) Each Bidder Bank shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to such Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Bidder Bank in its sole discretion and determined by such Bidder Bank independently of each other Bidder Bank, by notifying the Administrative Agent (which shall give prompt notice thereof to such Borrower) before 10:00 A.M. (New York time) on the date (the “Reply Date”) which is (x) in the case of an Absolute Rate Borrowing, the date of such proposed Competitive Bid Borrowing and (y) in the case of a Spread Borrowing, four Business Days before the date of such proposed Competitive Bid Borrowing, of the minimum amount and maximum amount of each Competitive Bid Loan which such Bidder Bank would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 1.01(b), exceed such Bidder Bank’s Commitment), the rate or rates of interest therefor and such Bidder Bank’s lending office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Bidder Bank shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer before 9:45 A.M. (New York time) on the Reply Date. If any Bidder Bank shall elect not to make such an offer, such Bidder Bank shall so notify the Administrative Agent, before 10:00 A.M. (New York time) on the Reply Date, and such Bidder Bank shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Bidder Bank to give such notice shall not cause such Bidder Bank to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Borrowing.
          (c) Such Borrower shall, in turn, (x) before 11:00 A.M. (New York time) on the Reply Date in the case of a proposed Absolute Rate Borrowing and (y) before 12:00 Noon (New York time) on the Business Day following the Reply Date in the case of a proposed Spread Borrowing, either:
     (i) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to such effect, or
     (ii) accept one or more of the offers made by any Bidder Bank or Bidder Banks pursuant to clause (b) above by giving notice (in writing or by telephone confirmed in writing) to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Bidder Bank for such Competitive Bid Borrowing pursuant to clause (b) above) to be made by each Bidder Bank as part of such Competitive Bid Borrowing, and reject any remaining offers made by Bidder Banks pursuant to clause (b) above by giving the Administrative Agent notice to that effect; provided that the acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Borrowing) or Spreads (in the case of a Spread Borrowing), in each case commencing with the lowest rate so offered; provided further, , if offers are made by two or more Bidder Banks at the same rate and acceptance of all such equal offers would result in a greater principal amount of Competitive Bid Loans being accepted than the aggregate principal amount requested by such Borrower, if such Borrower elects to accept any of such offers such Borrower shall accept such offers pro rata from such Bidder Banks (on the basis of the maximum amounts of such offers) unless any such Bidder Bank’s pro rata share would be less than the minimum amount specified by such Bidder Bank in its offer, in which case such Borrower shall have the right to accept one or more such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer pursuant to clause (b) above), as such Borrower may elect in its sole discretion.
          (d) If such Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to clause (c)(i) above, the Administrative Agent shall give prompt notice thereof to the Bidder Banks and such Competitive Bid Borrowing shall not be made.
          (e) If such Borrower accepts one or more of the offers made by any Bidder Bank or Bidder Banks pursuant to clause (c)(ii) above, the Administrative Agent shall in turn promptly notify (x) each Bidder Bank that has made an offer as described in clause (b) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Bidder Bank pursuant to clause (b) above have been accepted by such Borrower and (y) each Bidder Bank that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Loan to be made by such Bidder Bank as part of such Competitive Bid Borrowing. In connection with the incurrence of any Competitive Bid Loan denominated in a currency other than Dollars, each Bidder Bank that is to make a Competitive Bid Loan as part of a Competitive Bid Borrowing may request from the Administrative Agent a determination in accordance with Section 12.07(d) as to the principal amount of such Competitive Bid Loan, and such Bidder Bank shall be entitled to rely on such information provided by the Administrative Agent.
               1.05 Disbursement of Funds. (a) Subject to the terms and conditions hereinafter provided, each Bank will make available its pro rata share, if any, of each Borrowing requested to be made on the date specified in a Notice of Borrowing or a Notice of Competitive Bid Borrowing, as the case may be, in the manner provided below by no later than 1:00 P.M. (New York time) on such date, but, in the case of a Borrowing of Base Rate Loans, only to the extent that such Bank has received a notice from the Administrative Agent of such proposed Borrowing. All amounts shall be made available to the Administrative Agent (x) in the case of a Borrowing of Revolving Loans, in an Approved Currency as specified in such Notice of Borrowing and (y) in the case of a Competitive Bid Borrowing, in Dollars or an Approved Alternate Currency as specified in such Notice of Competitive Bid Borrowing and, in each case, in immediately available funds at the Payment Office, and the Administrative Agent promptly will, on the date specified in such Notice of Borrowing, make available to the applicable Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available by the Banks by the time specified in the preceding sentence in the type of funds received. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent its portion, if any, of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to such Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to such Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify such Borrower, and such Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Bank or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if to be paid by such Bank, the customary rate set by the Administrative Agent for the correction of errors among banks for each day during the period consisting of the first three Business Days following such date of availability and thereafter at the Base Rate or (y) if to be paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 1.09 for the respective Loans.
          (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which any Borrower may have against any Bank as a result of any default by such Bank hereunder.
               1.06 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by each Bank shall be evidenced by the Register maintained by the Administrative Agent pursuant to Section 12.04 and shall, if requested by such Bank, also be evidenced by a promissory note duly executed and delivered by the applicable Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).
          (b) The Note issued to each Bank requesting same shall (i) be payable to the order of such Bank and be dated the Restatement Effective Date, (ii) be in a stated principal amount equal to the Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iii) mature on the Final Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 1.09 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (v) be subject to mandatory repayment as provided in Section 4.02 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes (if any), endorse on the reverse side thereof the outstanding principal amount of Revolving Loans evidenced thereby and the last date or dates on which interest has been paid in respect of the Revolving Loans evidenced thereby. Failure to make any such notation shall not affect the applicable Borrower’s obligations in respect of such Revolving Loans, or affect the validity of such transfer by any Bank of such Note.
               1.07 Conversions. Each Borrower shall have the option to convert on any Business Day occurring after the Restatement Effective Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Revolving Loans made to it pursuant to one or more Borrowings of one or more Types of Revolving Loans into a Borrowing or Borrowings of another Type of Revolving Loan, provided that (i) except as provided in Section 1.11(b), Eurodollar Loans may be converted into Revolving Loans of another Type only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Revolving Loans pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Revolving Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) Borrowings of Eurodollar Loans resulting from this Section 1.07 shall be limited in number as provided in Section 1.02 and (iv) Revolving Loans denominated in a Primary Alternate Currency may not be converted into Base Rate Loans. Each such conversion shall be effected by the applicable Borrower by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days or, in the case of a conversion into Base Rate Loans, prior to 10:00 A.M. (New York time) on the same Business Day, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Revolving Loans to be so converted, the Type of Revolving Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Revolving Loans.
               1.08 Pro Rata Borrowings. All Borrowings of Revolving Loans shall be made from the Banks pro rata on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.
               1.09 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from and including the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Base Rate in effect from time to time.
          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from and including the date of the Borrowing thereof until the earlier of (i) maturity (whether by acceleration or otherwise) and (ii) conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.07, 1.10 or 1.11(b), as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant LIBOR for such Interest Period, plus the Applicable Margin, as in effect from time to time.
          (c) The unpaid principal amount of each Competitive Bid Loan shall bear interest from the date the proceeds thereof are made available to the applicable Borrower until maturity (whether by acceleration or otherwise) at the rate or rates per annum specified by a Bidder Bank or Bidder Banks, as the case may be, pursuant to Section 1.04(b) and accepted by the applicable Borrower pursuant to Section 1.04(c).
          (d) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2%, provided that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2% plus the rate of interest applicable thereto at maturity.
          (e) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in arrears (i) in respect of each Base Rate Loan, quarterly on the last Business Day of each calendar quarter, (ii) in respect of each Competitive Bid Loan, at such times as specified in the Notice of Competitive Bid Borrowing relating thereto, (iii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iv) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (f) All computations of interest hereunder shall be made in accordance with Section 12.07(b).
          (g) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the applicable Borrower and the Banks thereof.
               1.10 Interest Periods. At the time any Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), such Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:
     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (ii) if any Interest Period applicable to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period applicable to a Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (iv) no Interest Period shall extend beyond the Final Maturity Date;
     (v) no Interest Period may be elected at any time when a Default or Event of Default is then in existence; and
     (vi) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period.
          If upon the expiration of any Interest Period, the applicable Borrower has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, or is unable to elect a new Interest Period as a result of clause (v) above, such Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period, provided that if such Eurodollar Loans are denominated in a Primary Alternate Currency then such Eurodollar Loans shall not convert to Base Rate Loans but shall instead be prepaid by such Borrower on the last day of such Interest Period.
               1.11 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clauses (i) and (iv) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
     (i) on any date for determining any LIBOR for any Interest Period or in respect of any Spread Borrowing priced by reference to US LIBOR that, by reason of any changes arising after the date of this Agreement affecting the relevant interbank market, adequate and fair means do not exist for ascertaining generally the applicable interest rate on the basis provided for in the definition of the respective LIBOR; or
     (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans or Competitive Bid Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the date of this Agreement (or, in the case of any such cost or reduction with respect to any Competitive Bid Loan, since the making of such Competitive Bid Loan) in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves referred to in Section 1.11(d)) and/or (y) other circumstances adversely affecting the relevant interbank market or the position of such Bank in such market; or
     (iii) at any time, that the making or continuance of any Eurodollar Loan or Competitive Bid Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which adversely affects the relevant interbank market; or
     (iv) at any time that any Approved Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Loans denominated in such Approved Alternate Currency;
then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the applicable

Borrower and (except in the case of clause (i) or (iv)) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (w) in the case of clause (i) above, Eurodollar Loans (or Competitive Bid Loans constituting a Spread Borrowing priced by reference to US LIBOR) shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion given by any Borrower with respect to Eurodollar Loans or any affected Competitive Bid Loans, as the case may be, which have not yet been incurred shall be deemed rescinded by such Borrower, (x) in the case of clause (ii) above, each applicable Borrower shall, subject to the provisions of Section 1.15 (to the extent applicable), pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder, (y) in the case of clause (iii) above, each applicable Borrower shall take one of the actions specified in Section 1.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Loans in the affected Approved Alternate Currency shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist and any Notice of Borrowing or Notice of Conversion given by any Borrower with respect to any Loans denominated in such Approved Alternate Currency which have not yet been incurred shall be deemed rescinded by such Borrower.
          (b) At any time that any Eurodollar Loan or Competitive Bid Loan is affected by the circumstances described in Section 1.11(a)(ii) or (iii), the applicable Borrower may (and in the case of a Eurodollar Loan or Competitive Bid Loan affected pursuant to Section 1.11(a)(iii), shall) either (i) if the affected Eurodollar Loan or Competitive Bid Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Bank pursuant to Section 1.11(a)(ii) or (iii), (ii) if the affected Eurodollar Loan or Competitive Bid Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, (A) in the case of Eurodollar Loans denominated in Dollars, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.11(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)), and (B), in the case of Eurodollar Loans denominated in a Primary Alternate Currency, repay all such Eurodollar Loans in full or (iii) if the affected Competitive Bid Loan is then outstanding, prepay such Competitive Bid Loan in full (which prepayment may be made with the proceeds of Revolving Loans); provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.11(b).
          (c) If any Bank determines at any time that the adoption or effectiveness after the Restatement Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein after the Restatement Effective Date, or any change after the Restatement Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of increasing the costs to such Bank to a level above that, or reducing the rate of return on such Bank’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that, which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Administrative Agent), the Company, subject to the provisions of Section 1.15 (to the extent applicable), agrees to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased costs or reduction. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.11(c), will give prompt written notice thereof to the Company, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Company’s obligations to pay additional amounts pursuant to this Section 1.11(c) upon receipt of such notice.
          (d) In the event that any Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that by reason of Regulation D such Bank is required to maintain reserves in respect of Eurocurrency loans or liabilities during any period that it has a Eurodollar Loan or a Competitive Bid Loan priced by reference to any LIBOR outstanding, then such Bank shall promptly notify each applicable Borrower and the Administrative Agent by written notice (or telephonic notice promptly confirmed in writing) specifying the additional amounts required to indemnify such Bank against the cost of maintaining such reserves (such written notice to provide a computation of such additional amounts) and each such Borrower shall, subject to the provisions of Section 1.15 (to the extent applicable), directly pay to such Bank such specified amounts as additional interest at the time that it is otherwise required to pay interest in respect of such Eurodollar Loan or Competitive Bid Loan or, if later, on demand.
               1.12 Compensation. Each Borrower shall, subject to the provisions of Section 1.15 (to the extent applicable), compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans or Competitive Bid Loans to such Borrower) which such Bank may sustain:
     (i) if for any reason (other than a default or error by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans or Competitive Bid Loans accepted by such Borrower in accordance with Section 1.04(c)(ii) does not occur on a date specified therefor in a Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.11(a));
     (ii) if any repayment or conversion of any of its Eurodollar Loans or any repayment of Competitive Bid Loans, in each case incurred by such Borrower, occurs on a date which is not the last day of an Interest Period applicable thereto;

     (iii) if any prepayment of any of its Eurodollar Loans or Competitive Bid Loans is not made on any date specified in a notice of prepayment given by such Borrower; or
     (iv) as a consequence of (x) any other default by such Borrower to repay its Eurodollar Loans or Competitive Bid Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.11(b).
          Calculation of all amounts payable to a Bank with respect to Eurodollar Loans or Competitive Bid Loans priced by reference to any LIBOR under this Section 1.12 shall be made as though that Bank had actually funded its relevant Loan through the purchase of a Eurodollar deposit bearing interest at the respective LIBOR in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America (or if such Bank has no offshore office, from an offshore office of the Administrative Agent to the domestic office of the Administrative Agent); provided, however, that each Bank may fund each of its Eurodollar Loans or Competitive Bid Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.12.
               1.13 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), 1.11(c), 1.11(d), 2.05 or 4.04 with respect to such Bank, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office of such Bank for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank or its respective lending offices suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.13 shall affect or postpone any of the obligations of any Borrower or the right of any Bank provided in Section 1.11, 2.05 or 4.04.
               1.14 Replacement of Banks. (x) Upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c), Section 1.11(d), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to any Borrower increased costs which are material in amount and are in excess of those being generally charged by the other Banks or (y) as provided in Section 12.12(b) in the case of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Company shall have the right, if no Default or Event of Default then exists or will exist immediately after giving effect to the respective replacement and, in the case of a Bank described in clause (x) above, such Bank has not withdrawn its request for such compensation or changed its applicable lending office with the effect of eliminating or substantially decreasing (to a level which is not material) such increased cost, to replace such Bank (the “Replaced Bank”) with one or more other Eligible Assignee or Assignees (collectively, the “Replacement Bank”) reasonably acceptable to the Administrative Agent and each Letter of Credit Issuer; provided that (i) at the time of any replacement pursuant to this Section 1.14, the Replacement Bank shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the

Replacement Bank shall acquire all of the Commitment and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (y) the respective Letter of Credit Issuer an amount equal to such Replaced Bank’s Percentage (for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Bank) of any Unpaid Drawing (which at such time remains an Unpaid Drawing) with respect to any Letter of Credit issued by such Letter of Credit Issuer to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations of any Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of one or more appropriate Notes executed by the applicable Borrowers, (x) the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.11, 1.12, 2.05, 4.04 and, 12.01), which shall survive as to such Replaced Bank and (y) the Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement.
               1.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 1.11, 1.12, 2.05 or 4.04 of this Agreement, unless a Bank gives notice to a Borrower or Borrowers that it is obligated to pay an amount under any such respective Section within 120 days after the later of (x) the date the Bank incurs the respective increased costs, taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Bank has actual knowledge of its incurrence of the respective increased costs, taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Bank shall only be entitled to be compensated for such amount by such Borrower pursuant to said Section 1.11, 1.12, 2.05 or 4.04, as the case may be, to the extent the costs, taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 120 days prior to such Bank giving notice to such Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.11, 1.12, 2.05 or 4.04, as the case may be. Each Bank, in determining additional amounts owing under Sections 1.11, 1.12, 2.05 or 4.04, will act reasonably and in good faith, provided that such Bank’s determination of such additional amounts so owing shall, absent manifest error, be final and conclusive and binding on all parties hereto. This Section 1.15 shall have no applicability to any Section of this Agreement other than said Sections 1.11, 1.12, 2.05 and 4.04.
               1.16 Additional Commitments. (a) The Company shall have the right at any time and from time to time after the Restatement Effective Date and prior to the Final Maturity Date to request (so long as no Default or Event of Default is then in existence or would result therefrom) on one or more occasions that one or more Additional Commitment Banks (and/or one or more other Persons which will become Additional Commitment Banks as provided pursuant to clause (vi) below) provide Additional Commitments; it being understood and agreed, however, that (i) no Additional Commitment Bank shall be obligated to provide an Additional Commitment as a result of any request by the Company, (ii) until such time, if any, as (x) such Additional Commitment Bank has agreed in its sole discretion to provide an Additional Commitment and executed and delivered to the Administrative Agent an Additional Commitment Agreement in respect thereof as provided in Section 1.16(b) and (y) such other conditions set forth in Section 1.16(b) shall have been satisfied, such Additional Commitment Bank shall not be obligated to make Revolving Loans or participate in Letters of Credit, in excess of the amounts provided for herein, before giving effect to such Additional Commitments provided pursuant to this Section 1.16, (iii) any Additional Commitment Bank (and/or one or more other Persons which will become Additional Commitment Banks as provided pursuant to clause (vi) below) may so provide an Additional Commitment without the consent of any other Additional Commitment Bank (it being understood and agreed that the consent of the Administrative Agent and each Letter of Credit Issuer (such consent (in either case) not to be unreasonably withheld or delayed) shall be required if any such Additional Commitments are to be provided by a Person which is not already an Additional Commitment Bank), (iv) (x) each provision of Additional Commitments on a given date pursuant to this Section 1.16 shall be in a minimum aggregate amount (for all Additional Commitment Banks (including, in the circumstances contemplated by clause (vi) below, banks or other financial institutions who will become Additional Commitment Banks)) of at least $1,000,000 and (y) the aggregate amount of Additional Commitments provided pursuant to this Section 1.16 shall not exceed $100,000,000, (v) the up-front fees payable to any Person providing an Additional Commitment in accordance with this Section 1.16 shall be as set forth in the relevant Additional Commitment Agreement, (vi) if, on or after the tenth Business Day following the request by the Company of the then existing Additional Commitment Banks to provide Additional Commitments pursuant to this Section 1.16 on the terms to be applicable thereto, the Company has not received Additional Commitments in an aggregate amount equal to that amount of the Additional Commitments which the Company desires to obtain pursuant to such request (as set forth in the notice provided by the Company to the Administrative Agent as provided above), then the Company may request Additional Commitments from other banks or financial institutions (unless otherwise agreed by the Company and the Administrative Agent) in an aggregate amount equal to such deficiency on terms which are no more favorable to such other bank or financial institution in any respect than the terms offered to the existing Additional Commitment Banks, and (vii) all actions taken by the Company pursuant to this Section 1.16 shall be done in coordination with the Administrative Agent.
          (b) At the time of any provision of Additional Commitments pursuant to this Section 1.16, (i) the Company, the Administrative Agent and each such Additional Commitment Bank or other bank or financial institution which agrees to provide an Additional Commitment (each, an “Additional Bank”) shall execute and deliver to the Administrative Agent an Additional Commitment Agreement substantially in the form of Exhibit E, subject to such modifications in form and substance reasonably satisfactory to the Administrative Agent as may be necessary or appropriate (with the effectiveness of such Additional Bank’s Additional Commitment to occur upon delivery of such Additional Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith and the satis-

faction of the other conditions in this Section 1.16 to the reasonable satisfaction of the Administrative Agent), (ii) if such Additional Bank is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) for U.S. Federal income tax purposes, such Additional Bank shall provide to the Company the appropriate Internal Revenue Service documentation described in Section 4.04, (iii) the Company and the Designated Subsidiary Borrowers shall deliver to the Administrative Agent resolutions authorizing the incurrence of the Obligations to be incurred pursuant to each Additional Commitment, together with evidence of good standing of the Company and each Designated Subsidiary Borrower (if requested) and (iv) the Company and each Designated Subsidiary Borrower shall deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to each of the Company and each Designated Subsidiary Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such matters similar to those set forth in the opinions of counsel delivered to the Banks on the Restatement Effective Date pursuant to Section 5.01(d) and such other matters as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Additional Commitment Bank as to the occurrence of each Additional Commitment Date, and (x) on each such date, the Total Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Commitments and (y) on each such date, Schedule I shall be deemed modified to reflect the revised Additional Commitments of the affected Additional Commitment Banks. Notwithstanding anything to the contrary contained in this Agreement, in connection with any increase in the Total Commitment pursuant to this Section 1.16, the Company and each Designated Subsidiary Borrower shall, in coordination with the Administrative Agent and the Banks, repay outstanding Revolving Loans of certain Banks and, if necessary, incur additional Revolving Loans from other Banks, in each case so that such Banks participate in each Borrowing of such Revolving Loans pro rata on the basis of their Commitments (after giving effect to any increase thereof). It is hereby agreed that any breakage costs of the type described in Section 1.12 incurred by the Banks in connection with the repayment of Revolving Loans contemplated by this Section 1.16 shall be for the account of the Company or the applicable Designated Subsidiary Borrower, as the case may be.
               1.17 Designated Subsidiary Borrowers. As of the Restatement Effective Date, there are no Designated Subsidiary Borrowers. From and after the Restatement Effective Date, the Company may from time to time designate one or more Persons as a Designated Subsidiary Borrower, subject to the following terms and conditions:
          (a) each such Person shall be a Wholly-Owned Subsidiary of the Company;
          (b) each such Designated Subsidiary Borrower shall enter into an appropriately completed DSB Assumption Agreement in the form of Exhibit J hereto on or prior to the date of designation hereof;
          (c) on or prior to the date of designation, the Administrative Agent shall have received from such Person a certificate, signed by an Authorized Officer of such Person in the form of Exhibit C with appropriate insertions or deletions, together with (x) copies of its certificate of incorporation, by-laws or other organizational documents and (y) the resolutions of the board of directors (or similar governing body) of such Person relating to the Credit Documents which shall be reasonably satisfactory to the Administrative Agent; and

          (d) on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the respective Designated Subsidiary Borrower reasonably satisfactory to the Administrative Agent, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Restatement Effective Date pursuant to Section 5.01(d), as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request.
               1.18 Removal of Designated Subsidiary Borrowers. The Company may from time to time after the Restatement Effective Date, by written notice to the Administrative Agent (which notice the Administrative Agent shall promptly forward to each Bank), remove one or more Designated Subsidiary Borrowers, provided that on the date of removal (i) no Letters of Credit shall be outstanding for the account of such Designated Subsidiary Borrower; (ii) no Loans shall be outstanding for the account of such Designated Subsidiary Borrower; (iii) all fees, interest or other amounts payable under this Agreement or the other Credit Documents by such Designated Subsidiary Borrower shall have been paid in full and (iv) no other Obligations of such Designated Subsidiary Borrower shall remain outstanding.
          SECTION 2. Letters of Credit.
               2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, each Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Restatement Effective Date and prior to the third Business Day preceding the Final Maturity Date to issue, and subject to the terms and conditions herein set forth, such Letter of Credit Issuer hereby agrees to issue from time to time, (x) for the account of such Borrower on a standby basis and in support of insurance obligations, workers compensation, bonding obligations in respect of taxes, licenses and similar requirements or obligations in respect of commodities purchased by such Borrower or any of its Subsidiaries in the ordinary course of their respective businesses and not for speculative purposes (to the extent consistent with the practices of such Borrower and its Subsidiaries prior to the Restatement Effective Date), in each case of such Borrower, any of its Subsidiaries or any Permitted Joint Venture, and other obligations (as specified in the respective Letter of Credit Request and consented to by the Administrative Agent and the respective Letter of Credit Issuer) of such Borrower, any of its Subsidiaries and/or any Permitted Joint Venture, an irrevocable standby letter of credit so requested by such Borrower in a form customarily used by such Letter of Credit Issuer or in such other form as may be approved by such Letter of Credit Issuer and the Administrative Agent (each such standby letter of credit, a “Standby Letter of Credit” and, collectively, the “Standby Letters of Credit”), and (y) for the account of such Borrower and for the benefit of sellers of goods to such Borrower, any of its Subsidiaries or any Permitted Joint Venture, an irrevocable documentary letter of credit in a form customarily used by such Letter of Credit Issuer or in such other form as may be approved by such Letter of Credit Issuer and the Administrative Agent in support of commercial transactions of such Borrower, any of its Subsidiaries or any Permitted Joint Venture, as the case may be, entered into in the ordinary course of its business (each such documentary letter of credit, a “Trade Letter of Credit” and, collectively, the “Trade Letters of Credit” and together with the Standby Letters of Credit, the “Letters of Credit”).

Notwithstanding the foregoing, no Letter of Credit Issuer shall be obligated to issue any Letter of Credit at a time when a Bank Default exists unless such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrowers to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank’s Percentage of the Letter of Credit Outstandings. It is acknowledged and agreed that each of the letters of credit which were issued under the Existing Credit Agreement and which remain outstanding on the Restatement Effective Date and are set forth on Schedule IV (each such letter of credit, an “Existing Letter of Credit” and, collectively, the “Existing Letters of Credit”) shall, from and after the Restatement Effective Date, constitute a Letter of Credit for all purposes of this Agreement and shall, for purposes of Sections 2.02 and 3.01, be deemed issued on the Restatement Effective Date. The Stated Amount of each Existing Letter of Credit and the expiry date therefor, each as in effect on the Restatement Effective Date, is set forth on Schedule IV.
          (b) Notwithstanding the foregoing,
     (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed either (x) $50,000,000 or
     (y) when added to the aggregate principal amount of all Revolving Loans and all Competitive Bid Loans then outstanding, the Total Commitment at such time;
     (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (x)(A) in the case of Standby Letters of Credit, the date which occurs 18 months after such Standby Letter of Credit’s date of issuance (subject to extension provisions acceptable to the Administrative Agent and the respective Letter of Credit Issuer) and (B) in the case of Trade Letters of Credit, the date which occurs 12 months after such Trade Letter of Credit’s date of issuance and (y) the third Business Day preceding the Final Maturity Date;
     (iii) each Standby Letter of Credit shall be denominated in Dollars;
     (iv) each Trade Letter of Credit shall be denominated in Dollars or an Approved Alternate Currency, provided that no Trade Letter of Credit denominated in an Approved Alternate Currency shall be issued by any Letter of Credit Issuer if the Stated Amount of such Trade Letter of Credit, when added to the Letter of Credit Outstandings at such time in respect of Trade Letters of Credit denominated in Approved Alternate Currencies, would exceed $10,000,000;
     (v) no Standby Letter of Credit shall have a Stated Amount of less than $100,000 unless otherwise agreed to by the respective Letter of Credit Issuer;
     (vi) no Trade Letter of Credit shall have a Stated Amount of less than $10,000 unless otherwise agreed to by the respective Letter of Credit Issuer;
     (vii) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Borrower, the Administrative Agent or the Required Banks stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default by the Required Banks; and
     (viii) no Letter of Credit shall be issued in support of any obligation of any Permitted Joint Venture the Stated Amount of which, when added to the sum of (x) the Joint Venture Letter of Credit Outstandings at such time and (y) the aggregate outstanding principal amount of all Joint Venture Investments, would exceed $50,000,000.
          In connection with the issuance of any Letter of Credit, the respective Letter of Credit Issuer may request from the Administrative Agent (x) a determination in accordance with Section 12.07(c)(y) as to the Stated Amount of any Letter of Credit and of the principal amount of Unpaid Drawings, in each case to the extent denominated in a currency other than Dollars, (y) the Letter of Credit Outstandings at such time with respect to Letters of Credit issued by all other Letter of Credit Issuers and (z) the aggregate principal amount of outstanding Revolving Loans and Competitive Bid Loans (including the Dollar equivalent thereof) at such time, and such Letter of Credit Issuer shall be entitled to rely on such information provided by the Administrative Agent.
               2.02 Letter of Credit Participations. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, the respective Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank (each such other Bank, in its capacity under this Section 2.02, a “Participating Bank”), and each such Participating Bank shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participating Bank’s Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the respective Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although L/C Fees will be paid directly to the Administrative Agent for the ratable account of the Participating Banks as provided in Section 3.01(b) and the Participating Banks shall have no right to receive any portion of any L/C Facing Fees). Upon any change in the Commitments of the Banks pursuant to Section 12.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.02 to reflect the new Percentages of the assignor and assignee Banks.
          (b) In determining whether to pay under any Letter of Credit, the respective Letter of Credit Issuer issuing same shall have no obligation relative to any other Bank other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability to any Borrower or any Bank.
          (c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent and after receipt of such notice, the Administrative Agent will notify each Participating Bank of such failure, and each Participating Bank shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participating Bank’s Percentage of such unreimbursed payment in lawful money of the United States of America and in same day funds; provided, however, that no Participating Bank shall be obligated to pay to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participating Bank required to fund a payment under a Letter of Credit, such Participating Bank shall make available to the Administrative Agent for the account of such Letter of Credit Issuer such Participating Bank’s Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participating Bank shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such Participating Bank agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participating Bank to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any payment under any Letter of Credit shall not relieve any other Participating Bank of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participating Bank shall be responsible for the failure of any other Participating Bank to make available to the Administrative Agent, such other Participating Bank’s Percentage of any such payment.
          (d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participating Banks pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participating Bank which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participating Bank’s share (based upon the proportionate aggregate amount originally funded by such Participating Bank to the aggregate amount funded by all Participating Banks) of the principal amount of such reimbursement and of interest reimbursed thereon accruing from and after the date of the purchase of the respective participations.
          (e) The obligations of the Participating Banks to make payments to the Administrative Agent for the account of any Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, set-off, defense or other right which any Borrower, any of its Subsidiaries or any Permitted Joint Venture may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Syndication Agent, any Letter of Credit Issuer, any Bank, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein (including the Transaction) or any unrelated transactions (including any underlying transaction between any Borrower, any of its Subsidiaries or any Permitted Joint Venture and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default.
               2.03 Letter of Credit Requests; Notices of Issuance. (a) Whenever a Borrower desires that a Letter of Credit be issued, such Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice (including by way of telecopier) thereof prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer) prior to the proposed date (which shall be a Business Day) of issuance (each, a “Letter of Credit Request”), which Letter of Credit Request shall include an application for the Letter of Credit and any other documents that such Letter of Credit Issuer customarily requires in connection therewith. The Administrative Agent shall promptly notify each Bank of each Letter of Credit Request.
          (b) The delivery of each Letter of Credit Request shall be deemed a representation and warranty by the applicable Borrower and the Company that such Letter of Credit as requested in such Letter of Credit Request may be issued in accordance with and will not violate the requirements of Section 2.01(b). Each Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each Bank, the applicable Borrower and the Company written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.
               2.04 Agreement to Repay Letter of Credit Drawings. (a) Each Borrower hereby agrees to reimburse each respective Letter of Credit Issuer, by making payment to the Administrative Agent for the account of such Letter of Credit Issuer in Dollars in immediately available funds at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it for the account of such Borrower (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, notice from such Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of notice of such payment or disbursement), such interest to be payable on demand.
          (b) Each Borrower’s obligation under this Section 2.04 to reimburse each respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower, any of its Subsidiaries or any Permitted Joint Venture may have or have had against such Letter of Credit Issuer, the Administrative Agent, any Syndication Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing or any amendment or waiver or any consent to or departure from a Letter of Credit or any other circumstance whatsoever in making or failing to make payment under a Letter of Credit; provided, however, that no Borrower shall be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.
               2.05 Increased Costs. If at any time after the Restatement Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any Participating Bank with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or any Participating Bank’s participation therein or (ii) impose on any Letter of Credit Issuer or any Participating Bank any other conditions affecting this Agreement, any Letter of Credit or any Participating Bank’s participation therein; and the result of any of the foregoing is to increase the cost to any such Letter of Credit Issuer or any such Participating Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by any such Letter of Credit Issuer or such Participating Bank hereunder, then, upon demand to the Company by such Letter of Credit Issuer or such Participating Bank (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participating Bank to the Administrative Agent), the Company, subject to Section 1.15 (to the extent applicable), agrees to pay to such Letter of Credit Issuer or such Participating Bank such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participating Bank for such increased costs or reduction. A certificate shall be submitted to the Company by a Letter of Credit Issuer or such Participating Bank, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participating Bank to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of

Credit Issuer or such Participating Bank as aforesaid, although the failure to deliver any such certificate shall not release or diminish any of the Company’s obligation to pay additional amounts pursuant to this Section 2.05.
               2.06 Indemnification. In addition to its other obligations under this Section 2, the Company hereby agrees to protect, indemnify and hold harmless each Letter of Credit Issuer (and their respective officers, directors, employees, representatives and agents) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) whatsoever which may be incurred by such Letter of Credit Issuer (or which may be claimed against such Letter of Credit Issuer by any Person whatsoever) by reason of or in connection with (i) the issuance or a transfer of, or payment or failure to pay under, any Letter of Credit issued by such Letter of Credit Issuer and (ii) involvement of such Letter of Credit Issuer in any suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of such Letter of Credit Issuer’s issuance of a Letter of Credit or any other event or transaction related thereto; provided, however, that the Company shall not be required to indemnify any Letter of Credit Issuer for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Letter of Credit Issuer.
          SECTION 3. Fees; Commitments.
               3.01 Fees. (a) The Company agrees to pay to the Administrative Agent a facility fee (the “Facility Fee”) for the account of each Bank pro rata on the basis of their respective Percentages for the period from and including the Restatement Effective Date to but not including the date the Total Commitment has been terminated, computed at a rate for each day equal to the Applicable Facility Fee Percentage on the daily average Total Commitment. Accrued Facility Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Commitment is terminated.
          (b) Each Borrower agrees to pay to the Administrative Agent for the account of the Banks pro rata on the basis of their respective Percentages, a fee in respect of each Letter of Credit issued for the account of such Borrower (the “L/C Fee”) in an amount equal to the Applicable Margin on the average daily Stated Amount of such Letter of Credit. Accrued L/C Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Commitment is terminated.
          (c) Each Borrower agrees to pay to the Administrative Agent for the account of each respective Letter of Credit Issuer a fee in respect of each Letter of Credit issued by such Letter of Credit Issuer for the account of such Borrower (the “L/C Facing Fee”) computed at a per annum rate separately agreed to with each such Letter of Credit Issuer on the average daily Stated Amount of such Letter of Credit. Accrued L/C Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the date upon which the Total Commitment is terminated.
          (d) Each Borrower hereby agrees to pay to each respective Letter of Credit Issuer upon each issuance of, drawing under and/or amendment of, a Letter of Credit issued by it for the account of such Borrower such amount as shall at the time of such issuance, drawing and/or amendment equal the administrative charge which such Letter of Credit Issuer is customarily charging at such time for issuances of, drawings under and/or amendments of letters of credit issued by it.
          (e) The Company shall pay to the Administrative Agent (x) on the Restatement Effective Date for its own account and/or for distribution to the Syndication Agents and/or the Banks such fees as heretofore agreed in writing by the Company and the Administrative Agent and (y) for the account of the Administrative Agent, such other fees as may be agreed to in writing from time to time between the Company and the Administrative Agent, when and as due.
          (f) All computations of Fees shall be made in accordance with Section 12.07.
               3.02 Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Company shall have the right, without premium or penalty, to terminate, in part or in whole, the Total Unutilized Commitment; provided that (x) any such termination shall apply to proportionately and permanently reduce the Commitment of each of the Banks, and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $5,000,000.
               3.03 Mandatory Adjustments of Commitments. The Total Commitment (and the Commitment of each Bank) shall terminate on the earlier of (x) the date on which a Change of Control occurs and (y) the Final Maturity Date.
          SECTION 4. Payments.
               4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay Revolving Loans or Competitive Bid Loans incurred by it in whole or in part, without penalty or fee except as otherwise provided in this Agreement, at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) (each such notice, a “Notice of Prepayment”) of its intent to prepay the Revolving Loans or Competitive Bid Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which such Eurodollar Loans were made, which Notice of Prepayment shall be substantially in the form of Exhibit A-3 and shall be given by such Borrower prior to 12:00 Noon (New York time) at least three Business Days prior to the date of such prepayment (in the case of Eurodollar Loans) and prior to 12:00 Noon (New York time) on the date of such prepayment (in the case of Base Rate Loans), which Notice of Prepayment shall promptly be transmitted by the Administrative Agent to each of the Banks (or, in the case of a prepayment of Competitive Bid Loans, to the Bank or Banks which made such Competitive Bid Loans); (ii) each partial prepayment of any Borrowing of Base Rate Loans shall be in an aggregate principal amount of at least $1,000,000 and of any Borrowing of Eurodollar Loans or any Absolute Rate Borrowing shall be in an aggregate principal amount of at least $5,000,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (iv) Eurodollar Loans may be designated for prepayment pursuant to this Section 4.01 only on the last day of the Interest Period applicable thereto.
               4.02 Mandatory Prepayments.
          (A) Requirements:
          (a) (i) If on any date the sum of (x) the aggregate outstanding principal amount of Revolving Loans and Competitive Bid Loans (after giving effect to all other repayments thereof on such date) plus (y) the Letter of Credit Outstandings on such date (the foregoing, collectively, the “Aggregate Outstandings”), exceeds the Total Commitment as then in effect, the Company will cause one or more of the Borrowers to repay on such date the principal of Revolving Loans in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the Aggregate Outstandings exceed the Total Commitment then in effect, the Borrowers jointly and severally agree to repay on such date the principal of Competitive Bid Loans in an aggregate amount equal to such excess, provided that (i) no Competitive Bid Loan shall be prepaid pursuant to this sentence unless the Bank that made same consents to such prepayment and (ii) in the absence of such consent, the provisions of the second sentence of Section 4.02(B) shall be applicable. If, after giving effect to the prepayment of all outstanding Revolving Loans and the prepayment (or, as may be required by Section 4.02(B), the cash collateralization) of all outstanding Competitive Bid Loans as set forth above, the remaining Aggregate Outstandings exceed the Total Commitment then in effect, the Company will cause one or more of the Borrowers to pay to the Administrative Agent an aggregate amount in cash and/or Cash Equivalents (satisfactory to the Administrative Agent) equal to such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the Obligations of the Borrowers in a cash collateral account created pursuant to an agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the Obligations) (a “Cash Collateral Account”).
          (ii) If on any date the aggregate outstanding principal amount of Revolving Loans and Competitive Bid Loans denominated in Primary Alternate Currencies (after giving effect to all other repayments thereof on such date) is greater than 105% of the Alternate Currency Sublimit, the Company will cause one or more of the Borrowers to repay on such date the principal of Revolving Loans (and, if necessary after all Revolving Loans have been repaid, Competitive Bid Loans) in an aggregate amount equal to such aggregate outstanding principal amount in excess of the Alternate Currency Sublimit at such time.
          (iii) For purposes of this Section 4.02(A)(a), (x) the outstanding principal amount of Revolving Loans and Competitive Bid Loans and (y) the aggregate Stated Amount of outstanding Letters of Credit and the aggregate amount of Unpaid Drawings in respect thereof, in each case to the extent such Revolving Loans, Competitive Bid Loans or Letters of Credit are denominated in an Approved Alternate Currency, will be measured on a Dollar-equivalent basis in accordance with the terms of Sections 12.07(c) and (d). The Borrowers agree that mandatory prepayments may be required from time to time under this Section 4.02(A)(a) pursuant to the preceding sentence as a result of fluctuations in the exchange rate for any Approved Alternate Currency.
          (B) Application: With respect to each repayment of Revolving Loans required by Section 4.02(A), the applicable Borrower may designate the Types of Revolving Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) Eurodollar Loans may be designated for repayment pursuant to this Section 4.02(B) only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (iii) if any repayment of Eurodollar Loans denominated in Dollars made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Eurodollar Loans, such Borrowing shall be immediately converted into Base Rate Loans. At any time that the applicable Borrower is obligated to prepay any Competitive Bid Loan pursuant to Section 1.11(b) or 4.02(A) on a date other than the scheduled maturity date thereof, such prepayment shall only be made if the respective Bank that made such Competitive Bid Loan has consented in writing (or by telephone confirmed in writing) to such Borrower to such prepayment within 48 hours after notice (in writing or by telephone confirmed in writing) by such Borrower to such Bank of such prepayment (it being understood that such Borrower will give such notice and that any failure to respond to such notice will constitute a rejection thereof); if such prepayment is not so consented to by the respective Bank then, in the case of a prepayment otherwise required pursuant to Section 4.02(A), such Borrower will deposit an amount in cash or Cash Equivalents (satisfactory to the Administrative Agent) equal to 100% of the principal amounts that otherwise would have been paid in respect of the Competitive Bid Loans (subject to the provisions of Section 12.07(d)) with the Administrative Agent to be held as security for the Obligations of such Borrower and the Company in a Cash Collateral Account, with such cash collateral to be released from such Cash Collateral Account (and applied to repay the principal amount of such Competitive Bid Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Competitive Bid Loans, with the amount to be so released and applied on the last day of each Interest Period to be the amount of the Competitive Bid Loans to which such Interest Period applies (or, if less, the amount remaining in such Cash Collateral Account). In the absence of a designation of a Type of Revolving Loan by the applicable Borrower as described in the second preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.12.
          (C) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be prepaid in full on the Final Maturity Date.
               4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
               4.04 Net Payments. (a) All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Company agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank, in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. Each Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The Company agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.
          (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Company and the Administrative Agent on or prior to the Restatement Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Bank’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit I (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption)(or successor form) certifying to such Bank’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Company and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Company and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrowers shall be entitled, to the extent they are required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Company agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.
          SECTION 5. Conditions Precedent.
               5.01 Conditions Precedent to Loans on the Restatement Effective Date. The occurrence of the Restatement Effective Date pursuant to Section 12.10 and the obligation of each Bank to make Loans to the Borrowers hereunder, and the obligation of each Letter of Credit Issuer to issue Letters of Credit hereunder, in each case on the Restatement Effective Date, is subject, at the time of such Credit Event, to the satisfaction of the following conditions:
          (a) Execution of Agreement; Notes. On or prior to the Restatement Effective Date (i) this Agreement shall have been executed and delivered as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each Bank, if so requested by such Bank, the appropriate Note executed by the applicable Borrowers, in the amount, maturity and as otherwise provided herein.
          (b) Officer’s Certificate. On the Restatement Effective Date, the Administrative Agent shall have received from the Company a certificate dated such date signed on behalf of the Company by its Chief Financial Officer or any other Authorized Officer stating that all the conditions in Sections 5.01(e), (f), (i) and (j) and 5.02(a) have been satisfied on such date with respect to each Borrower.
          (c) Corporate Documents; Proceedings; Officers’ Certificates. (i) On the Restatement Effective Date, the Administrative Agent shall have received from each Borrower a certificate, dated the Restatement Effective Date, signed by an Authorized Officer of such Borrower, substantially in the form of Exhibit C with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Borrower and the resolutions of such Borrower referred to in such certificate and the foregoing shall be satisfactory to the Administrative Agent.
     (ii) On the Restatement Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
          (d) Opinions of Counsel. On the Restatement Effective Date, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent, each Syndication Agent and each of the Banks and dated the Restatement Effective Date, from (i) Stroock & Stroock & Lavan LLP, counsel to the Company, substantially in the form of Exhibit D-1 hereto, which opinion shall cover such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (ii) White & Case LLP, special counsel to the Administrative Agent, substantially in the form of Exhibit D-2 hereto.
          (e) Existing Credit Agreement. On the Restatement Effective Date, (i) the Company shall have repaid in full all loans outstanding under the Existing Credit Agreement on the Restatement Effective Date, together with all accrued and unpaid interest, fees and commitment commission (and any other amounts) owing under the Existing Credit Agreement through the Restatement Effective Date and (ii) each lender under the Existing Credit Agreement shall have received payment in full of all amounts then due and owing to it under the Existing Credit Agreement; provided that all Competitive Bid Loans under and as defined in the Existing Credit Agreement may remain outstanding.
          (f) Approvals. On the Restatement Effective Date, all necessary governmental and third party approvals (including, without limitation, the approval of the shareholders of the Company and its Subsidiaries to the extent required) required in connection with the Transaction and the other transactions contemplated by this Agreement and the other Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the reasonable judgment of the Required Banks or the Administrative Agent, materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the respective Credit Documents.
          (g) Employee Benefit Plans; Collective Bargaining Agreements; Management Agreements; Employment Agreements, etc. As of the Restatement Effective Date, all of the Company’s and each of its Subsidiaries’ Employee Benefit Plans, Collective Bargaining Agreements, Management Agreements, Employment Agreements, Shareholders’ Agreements, Permitted Existing Indebtedness Agreements and Tax Sharing Agreements shall be in full force and effect on the Restatement Effective Date.
          (h) Payment of Fees. On or prior to the Restatement Effective Date, all costs, fees and expenses, and all other compensation contemplated by this Agreement, due to the Administrative Agent, any Syndication Agent or the Banks (including, without limitation, legal fees and expenses) shall have been paid by the Borrowers to the extent due.
          (i) Adverse Change. From December 31, 2005 to the Restatement Effective Date, nothing shall have occurred (and none of the Borrowers, the Required Banks, the Administrative Agent, any Syndication Agent shall have become aware of any facts or conditions not previously known) which the Borrowers, the Required Banks or the Administrative Agent shall determine (i) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Administrative Agent, or on the ability of the Borrowers to perform their obligations to the Banks or the Administrative Agent under this Agreement or any other Credit Document or (ii) has, or could reasonably be expected to have, a Material Adverse Effect.
          (j) Litigation. No litigation by any entity (private or governmental) shall be pending or threatened on the Restatement Effective Date (a) with respect to this Agreement or any other Credit Document, or (b) which the Administrative Agent or the Required Banks shall determine could reasonably be expected to have a Material Adverse Effect.
          (l) Outstanding Indebtedness. On the Restatement Effective Date and after giving effect to the Transaction, neither the Company nor any of its Subsidiaries shall have any Indebtedness except for (i) the Loans, (ii) the Permitted Existing Indebtedness and (iii) such additional Indebtedness permitted by Section 8.03. All of the Permitted Existing Indebtedness shall remain outstanding after the consummation of the Transaction and the other transactions contemplated hereby without any default or events of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions satisfactory to the Administrative Agent and the Required Banks), and there shall not be any amendments or modifications to the Permitted Existing Indebtedness Agreements other than as requested or approved by the Administrative Agent and the Required Banks.
               5.02 Conditions Precedent to All Credit Events. The obligation of each Bank to make any Loans and the obligation of each Letter of Credit Issuer to issue Letters of Credit (including, without limitation, Loans made and Letters of Credit issued on the Restatement Effective Date) is subject, at the time of each such Credit Event, to the satisfaction of the following conditions at such time:
     (a) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent any representation or warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).
     (b) Notice of Borrowing; Notice of Competitive Bid Borrowing; Letter of Credit Request. The Administrative Agent shall have received a Notice of Borrowing with respect to such Borrowing meeting the requirements of Section 1.03(a) and/or a Notice of Competitive Bid Borrowing with respect to such Competitive Bid Borrowing meeting the requirements of Section 1.04(a), and/or the Administrative Agent and the respective Letter of Credit Issuer shall have received a Letter of Credit Request for such issuance of a Letter of Credit meeting the requirements of Section 2.03, as the case may be.
The occurrence of the Restatement Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Borrower to each of the Banks that all of the applicable conditions specified in Section 5.01 (with respect to the Restatement Effective Date only) and in this Section 5.02 are then satisfied. All of the certificates, legal opinions and other documents and papers referred to in Section 5.01 and this Section 5.02, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be reasonably satisfactory in form and substance to the Administrative Agent.
          SECTION 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans and participate in Letters of Credit and each Letter of Credit Issuer to issue Letters of Credit as provided for herein, each Borrower (solely as to itself and to its Subsidiaries) makes the following representations and warranties to, and agreements with, the Banks and each Letter of Credit Issuer, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit (with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this

Section 6 are true and correct in all material respects on and as of the date of each Credit Event, except to the extent that any representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date):
               6.01 Corporate Status. (i) Each of the Company and its Subsidiaries is a duly incorporated, validly existing corporation and, in the case of those entities incorporated in the United States, in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own all property and assets owned by it, to lease all property and assets held under lease by it and to transact the business in which it is engaged and presently proposes to engage and (ii) each of the Company and its Subsidiaries has duly qualified and is authorized to do business and, with respect to jurisdictions within the United States, is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
               6.02 Corporate Power and Authority. Each Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of each Borrower enforceable in accordance with its terms.
               6.03 No Violation. Neither the execution, delivery and performance by each Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Borrower is a party or by which it or any of its property or assets are bound or to which it may be subject, including, without limitation, any Permitted Existing Indebtedness Agreements, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of such Borrower.
               6.04 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of each Borrower, threatened with respect to the Company or any of its Subsidiaries (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that could have a material adverse effect on the rights or remedies of the Administrative Agent or the Banks or on the ability of any Borrower to perform its obligations to them hereunder and under the other Credit Documents to which it is, or will be, a party.
               6.05 Use of Proceeds. (a) The proceeds of Loans shall be utilized (i) to effect the Transaction, (ii) to pay fees and expenses arising in connection with the Transaction and (iii) for general corporate purposes of the Company and its Subsidiaries, in each case in accordance with the terms and provisions of this Agreement.

          (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, except proceeds of Loans used in connection with Common Stock Repurchases to the extent permitted pursuant to the terms of the Agreement. No more than 25% of the assets of the Company and its Subsidiaries subject on the Restatement Effective Date to the restrictions set forth in Section 8.01 and/or 8.02 constitute Margin Stock. Neither the making of any Loan hereunder, nor the use of the proceeds thereof (including effecting Common Stock Repurchases), will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
               6.06 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with (except (a) as shall have been obtained or made prior to the Restatement Effective Date, (b) with respect to any Common Stock Repurchase or Permitted Senior Note Repurchase which shall have been obtained or made, prior to the date of the consummation of such Common Stock Repurchase or Permitted Senior Note Repurchase and (c) with respect to any Designated Subsidiary Borrower, which shall have been obtained or made prior to the date of its designation as a Designated Subsidiary Borrower pursuant to Section 1.17; and in each case are in full force and effect at such respective time), or exemption by, any foreign or domestic governmental body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
               6.07 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
               6.08 Public Utility Holding Company Act. No Borrower is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
               6.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished in writing by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished in writing by or on behalf of the Company or any of its Subsidiaries to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and accordingly are not covered by the first sentence of this Section 6.09, and that actual results during the period or periods covered by any such projections may differ from the projected results in any material or other respect. There is no fact known to the Company or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.
               6.10 Financial Condition; Financial Statements. (a) On and as of the Restatement Effective Date on a pro forma basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred, by the Borrowers in connection therewith, with respect to each of the Company and the Company and its Subsidiaries taken as a whole, (x) the sum of its or their assets, at a fair valuation, will exceed its or their debts, (y) it or they will not have incurred nor intended to, nor believes that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it and they will have sufficient capital with which to conduct its or their businesses. For purposes of this Section 6.10(a), “debt” means any liability on a claim, and “claim” means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          (b) The consolidated balance sheets of the Company and its Subsidiaries at December 31, 2005 and June 30, 2006 and the related consolidated statements of operations and cash flows of the Company and its Subsidiaries for the fiscal year or six-month period ended as of said dates, which December 31, 2005 financial statements have been audited by Ernst & Young, independent certified public accountants, copies of which have heretofore been furnished to each Bank, present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the date of said statements and the consolidated results of their operations and cash flows for the period covered thereby. All such financial statements have been prepared in accordance with GAAP in all material respects except to the extent provided in the notes to said financial statements.
          (c) Nothing has occurred since December 31, 2005, that has had or could reasonably be expected to have a Material Adverse Effect.
          (d) Except as fully reflected in the financial statements described in Section 6.10(b), there are as of the Restatement Effective Date (and after giving effect to any Credit Events made on such date), no liabilities or obligations of the Company or any of its Subsidiaries (excluding current obligations incurred in the ordinary course of business) of a type required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles (whether absolute, accrued, contingent or otherwise and whether or not due), and the Company does not know, as of the Restatement Effective Date (after giving effect to any Credit Events made on such date), of any basis for the assertion against the Company or any of its Subsidiaries of any such liability or obligation, which has or could be reasonably expected to have a Material Adverse Effect.
               6.11 Tax Returns and Payments. Each of the Company and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles. The Company and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Company) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
               6.12 Compliance with ERISA. (a) Each Plan (other than any multiemployer plan as defined in section 4001(a)(3) of ERISA (a “Multiemployer Plan”)) currently maintained or contributed to by (or to which there is an obligation to contribute of) the Company or any of its Subsidiaries or any ERISA Affiliate is in material compliance with ERISA and the Code; no Reportable Event has occurred with respect to any such Plan; no such Plan has an Unfunded Current Liability which either individually or when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, has or could be reasonably expected to have a Material Adverse Effect; no such Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to any Plan currently maintained or contributed to by (or to which there is an obligation to contribute of) the Company or any of its Subsidiaries or any ERISA Affiliate and any Foreign Pension Plan have been timely made; neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, or expects to incur any liability (including any indirect, contingent, or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any such Plan; no condition exists which presents a material risk to the Company or any of its Subsidiaries or any of their ERISA Affiliates of incurring such a material liability to or on account of any Plan pursuant to the foregoing provisions of ERISA and the Code; as of the Restatement Effective Date, no Plan is a Multiemployer Plan; neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability under Section 515 of ERISA with respect to any Multiemployer Plan; neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has incurred or expects to incur any material liability under Sections 4201, 4204 or 4212 of ERISA; to the best knowledge of the Company, any of its Subsidiaries or any ERISA Affiliate, no Multiemployer Plan is insolvent or in reorganization nor is any Multiemployer Plan reasonably expected to be in reorganization or terminated; no lien imposed under the Code or ERISA on the assets of the Company or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Company and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which could reasonably be expected to have a material adverse effect on the ability of the Borrowers to perform their obligations under this Agreement.
          (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the Company nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
               6.13 Subsidiaries. Schedule V hereto lists each Subsidiary of the Company, and the direct and indirect ownership interest of the Company therein, in each case as of the Restatement Effective Date. As of the Restatement Effective Date, the corporations listed on Schedule V were the only Subsidiaries of the Company.
               6.14 Patents, etc. The Company and each of its Subsidiaries owns or holds a valid license to use all material patents, trademarks, servicemarks, trade names, copyrights, licenses, technology, know-how and formulas and other rights that are necessary for the operation of their respective businesses as presently conducted.
               6.15 Compliance with Statutes; Environmental Matters, etc. (a) Each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable material statutes, regulations and orders of, and all applicable material restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws).
          (b) Neither the Company nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing referenced in clause (a) above. All material licenses, permits, registrations or approvals required for the business of the Company and its Subsidiaries, as conducted as of the Restatement Effective Date, under any Environmental Law have been secured or have been timely applied for and the Company and each such Subsidiary is in substantial compliance therewith. Neither the Company nor any of its Subsidiaries is in any material respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Company or such Subsidiary is a party or which would affect the ability of the Company or such Subsidiary to operate any Real Property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute a material noncompliance, breach of or default thereunder. As of the Restatement Effective Date, there are no material Environmental Claims pending or, to the best knowledge after due inquiry of the

Company, threatened, against the Company or any of its Subsidiaries or any Real Property owned or operated at any time by the Company or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any such Real Property or, to the best knowledge after due inquiry of the Company, on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries or any such Real Property, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law.
          (c) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Company or any of its Subsidiaries except for quantities used or stored at any such Real Properties in material compliance with all applicable Environmental Laws and required in connection with the normal operation, use and maintenance of such Real Property (“Permitted Materials”) or (ii) Released on any such Real Property where such occurrence or event could reasonably be expected to give rise to a material Environmental Claim or to violate any Environmental Law. There are not now and never have been any underground storage tanks located on any Real Property owned or operated by the Company or any of its Subsidiaries which are not in material compliance with all Environmental Laws or would form the basis of a material Environmental Claim.
               6.16 Properties. Each of the Company and its Subsidiaries has good and legal title to all properties owned by it and valid and subsisting leasehold interests in all properties leased by it, in each case, including all property reflected in the financial statements referred to in Section 6.10(b) (except as sold or otherwise disposed of since the date of the June 30, 2006 financial statements in the ordinary course of business or as otherwise permitted by this Agreement) free and clear of all Liens, other than Liens permitted by Section 8.02. Schedule II contains a true and complete list of each Real Property owned and each Real Property leased by the Company and its Subsidiaries on the Restatement Effective Date and the type of interest therein held by such Person.
               6.17 Labor Relations; Collective Bargaining Agreements. (a) Set forth on Schedule VI hereto is a list and description (including dates of termination) of all Collective Bargaining Agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees of each Borrower on the Restatement Effective Date.
          (b) Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against it or any of its Subsidiaries, before the National Labor Relations Board, and no grievance proceeding or arbitration proceeding arising out of or under any Collective Bargaining Agreement is now pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against it or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against it or any of its Subsidiaries and (iii) to the best knowledge of the Company, no union representation question exists with respect to the employees of the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be likely to have a Material Adverse Effect.

               6.18 Indebtedness. Schedule VII sets forth a true and complete list of (x) all Indebtedness (other than the loans under the Existing Credit Agreement) of the Company and each of its Subsidiaries outstanding as of June 30, 2006 and which is to remain outstanding after the Restatement Effective Date and after giving effect to the Transaction and (y) all agreements existing on June 30, 2006 and which are to remain outstanding after the Restatement Effective Date and after giving effect to the Transaction pursuant to which the Company or any of its Subsidiaries is entitled to incur Indebtedness (whether or not any condition to such incurrence could be met) (collectively, as in effect and outstanding on June 30, 2006 and without giving effect to any extension, renewal or refinancing thereof, the “Permitted Existing Indebtedness”), in each case showing the aggregate principal amount thereof as of June 30, 2006 and the name of the respective Borrowers and any other entity which directly or indirectly guaranteed such debt.
               6.19 Restrictions on Subsidiaries. There are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (x) between the Company and any of its Subsidiaries or (y) between any Subsidiaries of the Company or (ii) the ability of the Company or any of its Subsidiaries to grant security interests to the Banks in their respective assets, other than prohibitions or restrictions existing under or by reason of (a) this Agreement or the other Credit Documents, (b) applicable law, (c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business, so long as such obligations are permitted under this Agreement, (e) Liens permitted under Section 8.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens or (f) the documents or instruments governing the terms of Indebtedness of any Subsidiary outstanding under Section 8.03(g) to the extent restricting dividends or other cash distributions by such Subsidiary to the Company or any other Subsidiary of the Company.
               6.20 Transaction. At the time of consummation of each element of the Transaction, such element shall have been consummated in accordance with the terms of the respective Credit Documents and all applicable laws. At the time of consummation of each element of the Transaction, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities and other third parties required in order to make or consummate such element of the Transaction shall have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto shall have been obtained).
               6.21 Insurance. Set forth on Schedule III hereto is a true and correct summary of all property, casualty and liability insurance carried by the Company and its Subsidiaries on and as of the Restatement Effective Date.
               6.22 Senior Notes. This Agreement constitutes the “Credit Agreement” as defined in, and for all purposes of, the Senior Note Documents.
          SECTION 7. Affirmative Covenants. The Company hereto covenants and agrees that on the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit are outstanding and the Loans,

Unpaid Drawings together with interest, Fees and all other Obligations incurred hereunder are paid in full:
               7.01 Information Covenants. The Company will furnish to each Bank:
     (a) Annual Financial Statements. As soon as available and in any event within 105 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, together with a summary of sales and profits by operating groups prepared consistently with past practices and procedures and in form reasonably satisfactory to the Administrative Agent for such fiscal year, setting forth for such fiscal year, in comparative form, for each of such consolidated financial statements and such summary the corresponding figures for the preceding fiscal year; all of which shall be (I) in the case of such consolidated financial statements and such summary, certified by the Chief Financial Officer of the Company to the effect that such statements and summary fairly present in all material respects the financial condition of the Company and its Subsidiaries, or such operating groups, as the case may be, as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, and (II) in the case of such consolidated financial statements, audited by Ernst & Young (or other independent certified public accountants of recognized national standing acceptable to the Required Banks) whose opinion shall not be qualified as to the scope of audit or as to the status of the Company together with its Subsidiaries as a going concern, together with a certificate of the accounting firm referred to above stating that in the course of its regular audit of the business of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default (insofar as they relate to accounting or financial matters) which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.
     (b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, together with a summary of sales and profits by operating groups prepared consistently with past practices and procedures and in form reasonably satisfactory to the Administrative Agent for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth, in comparative form, for each of such consolidated financial statements and such summary, the corresponding figures for the related periods in the prior fiscal year; all of which shall be in reasonable detail and certified by the Chief Financial Officer or other Senior Financial Officer of the Company to the effect that they fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end audit adjustments.
     (c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 7.01(a) and (b), a certificate of the Company signed by its Chief Financial Officer or, in the case of any certificate delivered with financial statements delivered pursuant to Section 7.01(b), any other Senior Financial Officer, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Sections 8.01 through 8.06, inclusive and Sections 8.09 through 8.10, inclusive, as at the end of such fiscal quarter or year, as the case may be.
     (d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after an Authorized Officer of the Company obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company or its respective Subsidiary proposes to take with respect thereto and (y) the commencement of, or threat of, or any significant development in any litigation or governmental proceeding pending against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Borrowers to perform their obligations hereunder or under any other Credit Document.
     (e) Auditors’ Reports. Promptly upon receipt thereof, a copy of any letter submitted to the Company or any Material Subsidiary of the Company by its independent accountants with respect to any material weakness as to internal control noted by such independent accountants in connection with any audit made by them of the books of the Company or such Material Subsidiary.
     (f) Environmental Matters. Promptly upon, and in any event within 15 Business Days after, an Authorized Officer or any environmental compliance officer of the Company obtains knowledge thereof, notice of any of the following matters:
     (i) any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any Real Property owned or operated at any time by the Company or any of its Subsidiaries that is or could reasonably be expected to result in a liability in excess of $1,000,000;
     (ii) any condition or occurrence on or arising from any Real Property owned or operated at any time by the Company or any of its Subsidiaries that (a) results in noncompliance by the Company or such Subsidiary with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against the Company or such Subsidiary or any such Real Property that is or could reasonably be expected to result in a liability in excess of $1,000,000;

     (iii) any condition or occurrence on any Real Property owned or operated at any time by the Company or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Company or any of its Subsidiaries of such Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated at any time by the Company or any of its Subsidiaries.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto of the Company or such Subsidiary. In addition, the Company will provide the Banks with copies of all material written communications between the Company or any of its Subsidiaries and any government or governmental agency relating to Environmental Laws, all communications between the Company or any of its Subsidiaries and any Person relating to Environmental Claims, and such detailed reports of any Environmental Claim, in each case as may reasonably be requested in writing from time to time by the Administrative Agent or the Required Banks.
     (h) Other Information. (i) Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Company or any of its Subsidiaries, copies of all press releases, copies of all financial statements, proxy statements, notices and reports that the Company or any of its Subsidiaries shall send to the holders (or any trustee, agent or other representative therefor) of the Senior Notes or any other Indebtedness of the Company or any of its Subsidiaries pursuant to the terms governing such Indebtedness (in each case, to the extent not theretofore delivered to the Banks pursuant to this Agreement) and copies of all written presentations and reports generally sent to analysts by the Company or any of its Subsidiaries, (ii) promptly and in any event within five Business Days following a request from the Administrative Agent or any Bank for same, a copy of the annual and quarterly statements furnished to the Company with respect to its Permitted Existing Investments listed as Items 1 and 2 on Schedule IX hereto, and (iii) with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.
               7.02 Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP (or, in the case of any Foreign Subsidiary, in accordance with local accounting standards) and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit, upon notice to the Chief Financial Officer or any other Authorized Officer of the Company, officers and designated representatives of the Administrative Agent, any Syndication Agent or any Bank to visit and inspect any of the properties or assets of the Company and any of its Subsidiaries in whomsoever’s possession, and to examine the books of account and other financial and operating records (including, without limitation, any “letters of material weakness” submitted by independent accountants) of the Company and any of its Subsidiaries and discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with, and be advised as to the same by, the officers and independent accountants of the Company or such Subsidiary, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, any Syndication Agent or any Bank may request.
               7.03 Payment of Taxes. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.02(a); provided, that neither the Company nor any of its subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
               7.04 Corporate Franchises. The Company will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights, franchises, intellectual property and authority to do business, provided that any transaction permitted by Section 8.01 will not constitute a breach of this Section 7.04.
               7.05 Compliance with Statutes, Environmental Laws, etc. (a) The Company will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable material statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws). The Company will promptly pay or cause to be paid all costs and expenses incurred in such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to any Environmental Laws. Neither the Company nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned by the Company or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Permitted Materials. If required to do so under any applicable Environmental Law, the Company agrees to undertake, and agrees to cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property in accordance with the requirements of all applicable Environmental Laws and in accordance with orders and directives of all governmental authorities; provided that neither the Company nor any of its Subsidiaries shall be required to take any such action where same is being contested by appropriate legal proceedings in good faith by the Company or such Subsidiary.
          (b) At the request of the Administrative Agent or the Required Banks, at any time and from time to time (i) after an Event of Default has occurred and is continuing, (ii) after the Banks receive notice under Section 7.01(f) of any event for which notice is required to be delivered for any such Real Property, (iii) after the acquisition of any Real Property by the Company or any of its Subsidiaries subsequent to the Restatement Effective Date or (iv) if required by law, the Company will provide, at the Company’s sole cost and expense, an environmental site assessment report concerning any Real Property owned, operated or leased by the Company or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Administrative Agent, indicating the presence or absence of any actual or threatened noncompliance with Environmental Laws and permits required thereunder or presence or absence of any Release of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Company fails to provide the same within 60 days after any such request therefor made by the Administrative Agent or the Required Banks, the Administrative Agent may order the same, and the Company shall grant and hereby grants to the Administrative Agent, the Syndication Agents and the Banks and their agents access to such Real Property at all reasonable times and specifically grants the Administrative Agent, the Syndication Agents and the Banks an irrevocable nonexclusive license, subject to the rights of tenants, to undertake such an assessment all at the Company’s sole expense.
               7.06 ERISA. As soon as possible and, in any event, within 10 days after the Company or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Company will deliver to each of the Banks a certificate of the Company signed by its Chief Financial Officer or another Senior Financial Officer setting forth details as to such occurrence and the action, if any, which the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, and, at such times as any such notices are required to be filed or given, copies of any notices required or proposed to be given to or filed with or by the Company, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application described in Section 4043(c) (2), (6), (10) or (11) of ERISA, with respect to which notice to the PBGC is not waived, has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been terminated involuntarily or in a distress termination, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a lien has arisen on the assets of the Company or any of its Subsidiaries or any ERISA Affiliate under ERISA or the Code with respect to a Plan; that proceedings have been instituted to terminate or appoint a trustee to administer a Plan; that the Company, any of its Subsidiaries or any ERISA Affiliate have incurred any liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, or 4201 of ERISA or with respect to a Plan under Section 401(a)(29), 4971 or 4975 of the Code or Section 409 or 502(i) or 502(l) of ERISA; which liability in each case could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement; or that the Company or any of its Subsidiaries have incurred any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 or ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) which liability could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. At the request of any Bank, the Company will deliver to such Bank a complete copy of the annual report on Internal Revenue Service Form 5500 series of each

Plan (other than a Multiemployer Plan) required to be filed with the Department of Labor. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any notices received by the Company or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan which notice threatens, refers to or pertains to any material liability or any potential material liability of any such party, shall be delivered to the Banks no later than 10 days after the date such notice has been received by the Company or such Subsidiary or such ERISA Affiliate, as applicable.
               7.07 Good Repair. The Company will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted and that from time to time there are made to such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.
               7.08 End of Fiscal Years; Fiscal Quarters. The Company will, for financial reporting purposes, cause (i) each of its fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
               7.09 Maintenance of Property; Insurance. The Company will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice and all applicable laws.
               7.10 Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performance as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
               7.11 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 6.05.
               7.12 Ownership of Subsidiaries. The Company will, at all times, maintain, directly or indirectly, ownership of 100% of the capital stock of its Subsidiaries, except (i) to the extent 100% of the capital stock of any such Subsidiary is sold, transferred or disposed of in a transaction permitted by Section 8.01; (ii) any Subsidiary constituting a Permitted Joint Venture; and (iii) for directors qualifying shares.
               7.13 Senior Notes Change of Control. Upon the occurrence of any Change of Control, if an offer to repurchase the Senior Notes or any Additional Indebtedness is required to be made as a result of such Change of Control, the Company will take all actions, including the giving of notices required thereunder and the setting of the date for the repurchases of Senior Notes or Additional Indebtedness, as is within its power to insure that the date for payment of the purchase price for all Senior Notes or Additional Indebtedness that must be repurchased as a result of such Change of Control is no earlier than the date on which the Loans hereunder become due and payable as a result of such Change of Control.
          SECTION 8. Negative Covenants. The Company hereby covenants and agrees that on the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit are outstanding and the Loans, Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
               8.01 Consolidation, Merger, Sale or Purchase of Assets, etc. The Company will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all, substantially all or any part of its property or assets (other than inventory in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:
     (a) so long as no Default or Event of Default then exists or would result therefrom, Capital Expenditures may be made by the Company and its Subsidiaries in the ordinary course of their respective businesses;
     (b) advances, investments and loans (including Joint Venture Investments in Permitted Joint Ventures) may be made to the extent permitted pursuant to Section 8.05;
     (c) Dividends may be paid to the extent permitted by Section 8.06;
     (d) the Company and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business and otherwise in compliance with this Agreement so long as such lease does not create Capitalized Lease Obligations except as otherwise permitted by Section 8.03(b);
     (e) each of the Company and its Subsidiaries may, in the ordinary course of business and consistent with past practices, sell, lease (as lessor) or otherwise dispose of any of its equipment to the extent that (x) any such sale, lease or disposition shall be in an amount at least equal to the fair market value thereof (as determined in good faith by senior management of the Company), and (y) any such sale shall be solely for cash or for cash, promissory notes and/or contingent payment obligations of, and/or equity interests in, the transferee or issuer, provided that the sum of (A) the aggregate principal amount of promissory notes outstanding at any time accepted by the Company and/or its Subsidiaries from all such sales, leases and dispositions and all sales and dispositions effected pursuant to Sections 8.01(f) and (g), plus (B) the aggregate initial value of all such contingent payment obligations (as determined in good faith by senior management of the Company) received by the Company and/or its Subsidiaries from all such sales, leases and dispositions and all sales and dispositions effected pursuant to Sections 8.01(f) and (g), plus (C) the aggregate initial value of all equity securities (as determined in good faith by senior management of the Company) received by the Company and/or any of its Subsidiaries from all such sales, leases and dispositions and all sales and dispositions effected pursuant to Sections 8.01(f) and (g), shall not at any time exceed 20% of the Consolidated Net Worth of the Company at such time;
     (f) the Company and its Subsidiaries may sell or otherwise dispose of non-strategic lines of their respective businesses (as so determined in good faith by senior management of the Company) (any such sale permitted by this clause (f), a “Permitted Line of Business Sale”), so long as (i) to the extent any such Permitted Line of Business Sale is of the capital stock of any Subsidiary of the Company such Permitted Line of Business Sale must be of 100% of such capital stock owned by the Company, (ii) any such sale shall be solely for cash, or for cash, promissory notes and/or contingent payment obligations of, and/or equity interests in, the transferee or issuer, provided that the sum of (A) the aggregate initial principal amount of promissory notes accepted by the Company and/or its Subsidiaries from all such sales and dispositions and all sales, leases and dispositions effected pursuant to Sections 8.01(e) and (g) plus (B) the aggregate initial value of all such contingent payment obligations (as determined in good faith by senior management of the Company) received by the Company and/or its Subsidiaries from all such sales and dispositions and all sales, leases and dispositions effected pursuant to Sections 8.01(e) and (g) plus (C) the aggregate initial value of all equity securities (as determined in good faith by senior management of the Company) received by the Company and/or any of its Subsidiaries from all such sales and dispositions and all sales, leases and dispositions effected pursuant to Sections 8.01(e) and (g), shall not at any time exceed 20% of the Consolidated Net Worth of the Company at such time, (iii) the aggregate book value (as determined in good faith by senior management of the Company) of all assets subject to all Permitted Line of Business Sales pursuant to this clause (f) in any fiscal year of the Company shall not exceed $60,000,000, (iv) no Default or Event of Default exists (both before and after giving effect to such Permitted Line of Business Sale), (v) the Company shall have given the Administrative Agent and the Banks at least 10 Business Days prior written notice of the closing of such Permitted Line of Business Sale, (vi) to the extent that the sum of (A) the aggregate book value (as determined in good faith by senior management of the Company) of all of the assets subject to such Permitted Line of Business Sale plus (B) the aggregate book value (as determined in good faith by senior management of the Company) of all of the assets subject to all other Permitted Line of Business Sales consummated in the same fiscal year as such Permitted Line of Business Sale exceeds $30,000,000, the Company in good faith shall believe, based on calculations made by the Company on a pro forma basis (the pro forma adjustments made by the Company in making the calculations pursuant to this clause (vi) shall be subject to the reasonable satisfaction of the Administrative Agent and the Required Banks) after giving effect to the respective Permitted Line of Business Sale as if such Permitted Line of Business Sale had been consummated on the date occurring twelve months prior to the last day of the most recently ended fiscal quarter of the Company, that the covenants contained in Sections 8.09 through 8.10, inclusive, of this Agreement would have been met for the one-year period ended on the last day of such fiscal quarter, (vii) to the extent that the sum of (A) the aggregate book value (as determined in good faith by senior management of the Company) of all of the assets subject to such Permitted Line of Business Sale plus (B) the aggregate book value (as determined in good faith by senior management of the Company) of all of the assets subject to all other Permitted Line of Business Sales consummated in the same fiscal year as such Permitted Line of Business Sale exceeds $30,000,000, the Company in good faith shall believe, based on calculations made by the Company, on a pro forma basis after giving effect to the respective Permitted Line of Business Sale, that the covenants contained in Sections 8.09 through 8.10, inclusive, will continue to be met for the one-year period following the date of the consummation of the respective Permitted Line of Business Sale and (viii) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Senior Financial Officer of the Company, certifying, to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (vii) and, to the extent that pro forma calculations are required by the preceding clauses (vi) and (vii), then such certificate shall also contain such pro forma calculations (including, without limitation, any currency exchange calculations required in connection therewith as a result of the incurrence of Revolving Loans or Competitive Bid Loans or the issuance of Letters of Credit, in each case denominated in an Approved Alternate Currency). The consummation of each Permitted Line of Business Sale shall be deemed to be a representation and warranty by the Company that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 5.02 and 9;
     (g) the Company and its Subsidiaries may, in the ordinary course of business and consistent with past practices, sell or otherwise dispose of any of its Real Property to the extent that (w) any such sale or disposition shall be in an amount at least equal to the fair market value thereof (as determined in good faith by senior management of the Company), (x) any such sale shall be solely for cash, or for cash, promissory notes and/or contingent payment obligations of, and/or equity interests in, the transferee or issuer, provided that the sum of (A) the aggregate initial principal amount of promissory notes accepted by the Company and/or its Subsidiaries from all such sales and dispositions and all sales, leases and dispositions effected pursuant to Sections 8.01(e) and (f) plus (B) the aggregate initial value of all such contingent payment obligations (as determined in good faith by senior management of the Company) received by the Company and/or its Subsidiaries from all such sales and dispositions and all sales, leases and dispositions effected pursuant to Sections 8.01(e) and (f) plus (C) the aggregate initial value of all equity securities (as determined in good faith by senior management of the Company) received by the Company and/or any of its Subsidiaries from all such sales and dispositions and all sales, leases and dispositions effected pursuant to Sections 8.01(e) and (f), shall not at any time exceed 20% of the Consolidated Net Worth of the Company at such time, and (y) the fair market value of (A) any parcel of Real Property subject to a sale pursuant to this clause (g) (as determined in good faith by senior management of the Company) shall not exceed $10,000,000 per sale, and (B) all Real Property subject to sales pursuant to this clause (g) (as determined in good faith by senior management of the Company) shall not exceed $50,000,000 in the aggregate for all such sales;
     (h) the Company and its Subsidiaries may acquire Reinvestment Assets with the proceeds from any Reinvestment Event;

     (i) the Company and its Subsidiaries may acquire (other than on a hostile basis) assets constituting all or substantially all of a business, business unit, division or product line of any Person not already a Subsidiary of the Company or capital stock of any such Person (including any such acquisition by way of merger or consolidation) (any such acquisition permitted by this clause (i), a “Permitted Acquisition”), so long as in the case of any such Permitted Acquisition (i) the only consideration paid by the Company and its Subsidiaries in respect of such Permitted Acquisition consists of cash, Common Stock, Indebtedness secured by Liens permitted by Section 8.02(g), to the extent permitted by Section 8.03(b) and/or Permitted Earn-Out Debt to the extent permitted by Section 8.03(k), (ii) no Default or Event of Default then exists (both before and after giving effect to such Permitted Acquisition), (iii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iv) such assets are to be employed in, and/or such Person was at the time of such acquisition engaged in, the businesses permitted pursuant to Section 8.08, (v) to the extent that such Permitted Acquisition is of the capital stock of another Person such Permitted Acquisition must be of 100% of such capital stock (except for directors qualifying shares) and all of the provisions of Section 8.04 to the extent applicable shall have been complied with in respect of such Permitted Acquisition, (vi) the Company or such Subsidiary is the surviving corporation of any Permitted Acquisition structured as a merger or consolidation, and (vii) with respect to each Permitted Acquisition, (A) the Company shall have given the Administrative Agent and the Banks at least 5 Business Days prior written notice of the closing of such Permitted Acquisition, (B) the Company in good faith shall believe, based on calculations made by the Company, on a pro forma basis after giving effect to the respective Permitted Acquisition, that the covenants contained in Sections 8.09 through 8.10, inclusive, will continue to be met for the one-year period following the date of the consummation of the respective Permitted Acquisition and (C) if requested by the Administrative Agent or the Required Banks, the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Senior Financial Officer of the Company, certifying, to the best of his knowledge, compliance with the requirements of clauses (i) through (vii) of this Section 8.01(i) and containing the pro forma calculations required by the preceding clause (vii)(B), including, without limitation, any currency exchange calculations required in connection therewith as a result of the incurrence of Revolving Loans or Competitive Bid Loans or the issuance of Letters of Credit, in each case denominated in an Approved Alternate Currency; provided, that the provisions of the preceding clauses (vii)(A), (vii)(B) and (vii)(C) (to the extent requiring pro forma calculations) shall be applicable only to the extent that either (x) the sum of (I) the Permitted Acquisition

Amount in respect of such Permitted Acquisition plus (II) the aggregate fair market value (determined as of the proposed date of consummation of such Permitted Acquisition in good faith by senior management of the Company) of any Common Stock issued as consideration in connection with such Permitted Acquisition, exceeds $30,000,000, or (y) such Permitted Acquisition does not meet the criteria set forth in clause (x) above and the sum of (I) the Permitted Acquisition Amount in respect of such Permitted Acquisition plus (II) the Permitted Acquisition Amount in respect of all other Permitted Acquisitions consummated in the same fiscal year of the Company as such proposed Permitted Acquisition is to be consummated (but excluding Permitted Acquisitions meeting the criteria set forth in clause (x) above) plus (III) the aggregate fair market value (determined as of the proposed date of consummation of such Permitted Acquisition in good faith by senior management of the Company) of any Common Stock issued as consideration in connection with such Permitted Acquisition and all other Permitted Acquisitions consummated in the same fiscal year of the Company as such proposed Permitted Acquisition is to be consummated (but excluding any Permitted Acquisitions meeting the criteria set forth in clause (x) above), exceeds $30,000,000; and
     (j) the Company and its Subsidiaries may transfer accounts receivable and related assets pursuant to the Permitted Receivables Securitization Program.
               8.02 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Company or any of its Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:
     (a) inchoate Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP;
     (b) Liens (other than any Lien imposed by ERISA) in respect of property or assets of the Company or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
     (c) Liens, if any, created by or pursuant to this Agreement or the other Credit Documents;
     (d) Liens on the assets of the Company and its Subsidiaries (excluding Liens permitted under Section 8.02(j)) created prior to, but that will remain outstanding on and after, the Restatement Effective Date (after giving effect to the Transaction) and listed, and the property subject thereto described on, Schedule VIII hereto, without giving effect to any subsequent extensions or renewals thereof (“Permitted Liens”);
     (e) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (x) in connection with workers’ compensation, unemployment insurance and other types of social security, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of borrowed money), provided that the aggregate amount of cash and the fair market value of the property encumbered by Liens described in this clause (y) shall not exceed $1,000,000;
     (f) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or any of its Subsidiaries;
     (g) Liens arising pursuant to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of property or other assets acquired by the Company or any of its Subsidiaries after the Restatement Effective Date, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the assets being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted by Section 8.03(b);
     (h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances on the property of the Company or any of its Subsidiaries arising in the ordinary course of business and not materially interfering with the conduct of the business of the Company or any such Subsidiary;
     (i) Liens on property of the Company or any of its Subsidiaries subject to, and securing only, Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.03(b), provided, that such Liens only secure the payment of Indebtedness arising under such Capitalized Lease Obligation and the Lien encumbering the asset giving rise to the Capitalized Lease Obligation and the proceeds thereof do not encumber any other asset of the Company or any of its Subsidiaries;
     (j) Liens arising from precautionary UCC (or other similar recording or notice statutes) financing statement filings regarding operating leases permitted pursuant to this Agreement; and
     (k) Liens on accounts receivable and related assets subject to the Permitted Receivables Securitization Program.
               8.03 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness (including, without limitation, off balance sheet debt and receivables financings), except:

     (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (b) Indebtedness evidenced by Capitalized Lease Obligations (including without limitation, such Capitalized Lease Obligations constituting the Permitted Existing Indebtedness described as item 5 of Schedule VII), and other Indebtedness secured by Liens permitted by Section 8.02(g), of the Company or any of its Subsidiaries, so long as (x) the sum of the aggregate principal amount of all such Indebtedness outstanding at such time and the aggregate Capitalized Lease Obligations under all Capital Leases entered into pursuant to this clause (b) outstanding at such time does not exceed $20,000,000 in the aggregate at any time outstanding and (y) at the time of the incurrence of any such Indebtedness, such Indebtedness is permitted to be incurred pursuant to the first paragraph of Section 1008 of the Senior Note Indenture;
     (c) Indebtedness under any Permitted Interest Rate Protection Agreement;
     (d) Indebtedness evidenced by Intercompany Loans to the extent permitted by Section 8.05(f);
     (e) Indebtedness under any Permitted Currency Agreement;
     (f) Indebtedness under any Permitted Commodities Agreement;
     (g) Indebtedness in addition to that expressly permitted elsewhere hereunder (both secured and unsecured) (i) of Subsidiaries of the Company at any time so long as such Indebtedness does not exceed 15% of the Consolidated Net Worth of the Company at any time and (ii) of the Borrower constituting guaranties of Indebtedness permitted under clause (i) above;
     (h) Permitted Existing Indebtedness of the Company evidenced by the Senior Notes pursuant to the Senior Note Documents, in an aggregate principal amount not to exceed $225,000,000 (as reduced by any repayments of principal thereof) as described as item 4 on Schedule VII;
     (i) Indebtedness of the Company or any of its Subsidiaries arising in connection with the entering into of any take-or-pay contract for supplies, packaging materials or other similar materials entered into in the ordinary course of business, consistent with the practices of the Company and its Subsidiaries prior to the Restatement Effective Date, provided that the aggregate amount payable under any such take-or-pay contract shall not exceed $1,000,000;
     (j) Indebtedness of the Borrowers consisting of borrowings against the cash value of the COLI Policies;
     (k) Indebtedness of the Company or any of its Subsidiaries which constitutes Permitted Earn-Out Debt in amounts not to exceed, and in accordance with, the requirements of Section 8.01(i) and only to the extent that any such Permitted Earn-Out

Debt is paid in full within six months after the date upon which such Permitted Earn-Out Debt is determinable;
     (l) outstandings under the Permitted Receivables Securitization Program to the extent constituting Indebtedness in an aggregate principal amount not to exceed $125,000,000;
     (m) additional unsecured Indebtedness of the Company not otherwise permitted hereunder; provided that (A) in no event shall the final maturity of such Indebtedness occur prior to the Final Maturity Date, (B) in no event shall such Indebtedness have a shorter average life than the Loans hereunder, (C) in no event shall such Indebtedness contain terms and conditions (including, without limitation, with respect to the obligor and guarantors, if any, in respect of such Indebtedness, prepayment and redemption provisions, covenants, defaults, security, remedies and, if applicable, subordination provisions) less favorable to the Company or to the Banks than the terms and conditions of this Agreement and the other Credit Documents, (D) in no event shall such Indebtedness contain terms and conditions requiring repayment, prepayment or amortization of such Indebtedness, or any part thereof, prior to the Final Maturity Date, (E) at the time of incurrence thereof (both before and after giving effect thereto) no Default or Event of Default then exists, (F) the Company in good faith shall believe, based on calculations made by the Company, on a pro forma basis after giving effect to the respective Indebtedness, that the covenants contained in Sections 8.09 through 8.10, inclusive, will continue to be met for the one-year period following the date of the incurrence of the Indebtedness pursuant to this Section 8.03(m) (any unsecured Indebtedness issued pursuant to this Section 8.03(m), “Additional Indebtedness”), and (G) all of the documents evidencing or governing the terms of such Indebtedness are delivered to the Banks prior to the incurrence of such Indebtedness, and all of the terms and conditions thereof are in form and substance reasonably satisfactory to the Administrative Agent.
               8.04 Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company will not, and will not permit any Subsidiary to, establish, create or acquire after the Restatement Effective Date any Material Subsidiary, except the Company or any of its Subsidiaries may create, establish or acquire (x) Permitted Joint Ventures in accordance with Section 8.05 and the definition thereof and (y) a new Material Subsidiary of the Company which is a Wholly-Owned Subsidiary of the Company, provided, that at least five Business Days’ prior written notice thereof is given to the Administrative Agent and the Banks.
               8.05 Advances, Investments and Loans. The Company will not, and will not permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:
     (a) the Company and its Subsidiaries may invest in cash and Cash Equivalents, and Foreign Subsidiaries may invest in Permitted Foreign Investments;

     (b) the Company and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in its ordinary course of business and payable or dischargeable in accordance with its customary trade terms of the Company or such Subsidiary, as the case may be;
     (c) loans and advances to employees for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, shall be permitted;
     (d) the Permitted Interest Rate Protection Agreement shall be permitted;
     (e) the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising from ordinary business transactions;
     (f) the Company may make intercompany loans and advances to its Subsidiaries (other than to the Captive Insurance Subsidiary unless required by applicable law or required to fund its insurance operations), and any Subsidiary of the Company may make intercompany loans and advances to any other Subsidiary (other than to the Captive Insurance Subsidiary unless required by applicable law or required to fund its insurance operations) of the Company or the Company (collectively, “Intercompany Loans”), provided that (i) each such Intercompany Loan shall be evidenced by an Intercompany Note, and (ii) each Intercompany Note evidencing an Intercompany Loan to any Borrower shall contain the subordination provisions contained in Exhibit G;
     (g) the Company and its Subsidiaries may acquire and hold the capital stock of Wholly-Owned Subsidiaries, provided that to the extent any such Wholly-Owned Subsidiary acquired, created or established by the Company or any of its Subsidiaries constitutes a Material Subsidiary, such Wholly-Owned Subsidiary is so acquired, created or established in accordance with Section 8.04;
     (h) Permitted Currency Agreements shall be permitted;
     (i) Permitted Commodities Agreements shall be permitted;
     (j) the Company and its Subsidiaries may effect Permitted Acquisitions in accordance with the requirements of Section 8.01(i);
     (k) the Captive Insurance Subsidiary may invest in Permitted Captive Insurance Investments;
     (l) so long as (x) no Default or Event of Default then exists or would result therefrom and (y) any such investment is permitted at such time under the Senior Note Indenture, the Company and its Subsidiaries may make Joint Venture Investments in Permitted Joint Ventures, provided that the aggregate amount of all Joint Venture Investments at any one time outstanding shall not exceed $50,000,000 less the Joint Venture Letter of Credit Outstandings at such time;

     (m) the Company may continue to own and hold Permitted Existing Investments;
     (n) the Company may acquire and maintain investments in COLI Policies; and
     (o) the Company and its Subsidiaries may make additional advances, investments and loans not otherwise permitted pursuant to this Section 8.05 (other than advances, investments or loans (1) in or to any Permitted Joint Venture, (2) in or to the Captive Insurance Subsidiary or (3) of the type constituting a Permitted Existing Investment), so long as (i) the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs thereof) shall not exceed $7,500,000, and (ii) each such advance, investment or loan is made by the Company or such Subsidiary in or to a Person engaged in the type of business described in Section 8.08.
               8.06 Dividends, etc. The Company will not, and will not permit any Subsidiary to, declare or pay any dividends or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes and the Company will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire for a consideration any shares of any class of the capital stock of the Company or any other Subsidiary, as the case may be, now or hereafter outstanding (or any warrants for or options or stock appreciation rights issued by such Person in respect of any such shares) (all of the foregoing “Dividends”), except that:
     (a) any Subsidiary of the Company and any Permitted Joint Venture may pay Dividends (x) to the Company or to any Wholly-Owned Subsidiary of the Company or (y) to any other investor in such Subsidiary or Permitted Joint Venture to the extent of such investor’s proportionate ownership interest in such Subsidiary or Permitted Joint Venture;
     (b) so long as there shall exist no Default or Event of Default (both before and after giving effect thereto), the Company may effect Common Stock Repurchases in accordance with applicable law and so long as the Company (x) promptly retires any such shares of Common Stock so repurchased or (y) holds such shares as treasury stock;
     (c) the Company may pay cash Dividends in any fiscal quarter to the holders of Common Stock if and only if (x) no Default or Event of Default then exists or would result from the payment thereof and (y) the aggregate amount of all cash Dividends proposed to be paid in any such fiscal quarter pursuant to this clause (c), when added to the aggregate amount of all cash Dividends previously paid during the fiscal quarter in which such cash Dividends are proposed to be paid and during the immediately preceding three fiscal quarters, shall not exceed the greater of (1) $15,000,000 or (2) 35% of the Consolidated Net Income of the Company for the immediately preceding four fiscal quarters of the Company as determined from the most recently delivered Section 7.01 Financials; and

     (d) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Company may repurchase or redeem stock appreciation rights issued by the Company to its directors, employees and officers pursuant to the Stock Option Plans.
               8.07 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable (or more favorable) to, the Company or such Subsidiary as would be obtainable by, the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, except the following shall not be prohibited: (i) the Transaction, (ii) Dividends permitted by Section 8.06, (iii) Intercompany Loans, (iv) each of the Company and any of its Wholly-Owned Subsidiaries may, in the ordinary course of its business, transfer inventory to or among each other, (v) each of the Company and any of its Subsidiaries may, in the ordinary course of its business, charge each other for services provided to the other, (vi) the Company may grant stock options, stock appreciation rights, restricted stock awards and phantom stock awards to its and its Subsidiaries’ directors in the ordinary course of business, and (vii) the Company and its Subsidiaries may pay reasonable and customary fees to their directors who are not also officers or employees of the Company or any of its Subsidiaries.
               8.08 Changes in Business . The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than (i) the business in which it is engaged on the Restatement Effective Date, (ii) reasonable extensions thereof and (iii) any other manufacturing business, including, without limitation, the distribution and/or resale of manufactured products and other reasonable extensions of the manufacturing business.
               8.09 Consolidated Indebtedness to Consolidated EBITDA. The Company will not permit the ratio of (i) Consolidated Indebtedness at any time to (ii) Consolidated EBITDA for the Test Period then most recently ended, to be greater than 3.0:1.0.
               8.10 Consolidated EBITDA to Consolidated Interest Expense. The Company will not permit the ratio of (i) Consolidated EBITDA for any Test Period to (ii) Consolidated Interest Expense for such Test Period to be less than 3.0:1.0.
               8.11 Modification of Certificate of Incorporation. The Company will not, and will not permit any of its Subsidiaries to amend, modify or change any provision of its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws, except for such amendments to the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries which do not impose any monetary liabilities on the Company or any of its Subsidiaries, as the case may be, or grant any put or similar rights to any Person and do not otherwise adversely affect any Bank in its capacity as such.
               8.12 Limitations on Issuance of Capital Stock. The Company will not permit any of its Subsidiaries to directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity securities (or warrants, rights or options to acquire shares or other equity securities) except (i) to qualify directors to the extent required by applicable law, (ii) in connection with a Permitted Joint Venture to the extent otherwise permitted by the terms of this Agreement or (iii) to the Company or a Wholly-Owned Subsidiary of the Company.
               8.13 Limitation on Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of the Company or any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any Subsidiary thereof, (c) transfer any of its properties or assets to the Company or any Subsidiary thereof or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) to the extent restricting the disposition of any property serving as security therefor, any agreement relating to Indebtedness permitted pursuant to Section 8.03(b) secured by Liens permitted pursuant to Section 8.02(g), (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Subsidiaries, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of the Company or any of its Subsidiaries, (vi) the Senior Note Documents, or (vii) the documents or instruments governing the terms of any Indebtedness of any Subsidiary outstanding pursuant to Section 8.03(g) to the extent restricting the payment of dividends or other cash distributions by a Subsidiary to the Company or any other Subsidiary of the Company.
          SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
               9.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of the Loans or any Unpaid Drawing or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or Unpaid Drawings or any Fees or any other amounts owing hereunder or under any other Credit Document; or
               9.02 Representations, etc. Any representation, warranty or statement made by any Borrower herein or in any other Credit Document or in any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
               9.03 Covenants. Any Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(d)(x), 7.08, 7.13 or 8 (other than Sections 8.05 or 8.07), or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or any Bank; or

               9.04 Default Under Other Agreements. (a) The Company or any of its Subsidiaries (collectively, the “Designated Parties”) shall (i) default in any payment in respect of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided by the instrument or agreement governing such Indebtedness or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness (other than the Obligations) of any Designated Party shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 9.04 unless the outstanding principal amount of any one issue of such Indebtedness exceeds $5,000,000 or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above exceeds $15,000,000 at any one time; or
               9.05 Bankruptcy, etc. Any Designated Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Designated Party and the petition is not controverted within 10 Business Days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Designated Party; or any Designated Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Designated Party; or there is commenced against any Designated Party any such proceeding which remains undismissed for a period of 60 days; or any Designated Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Designated Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Designated Party makes a general assignment for the benefit of creditors; or any Designated Party admits in writing its inability to pay its debts generally as they become due; or any corporate action is taken by any Designated Party for the purpose of effecting any of the foregoing; or
               9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan or a Foreign Pension Plan has not been timely made, any Designated Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, or any Designated Party or any ERISA Affiliate has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); (b) there shall result from any event or events described in clause (a) of this Section 9.06, the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability referred to in clause (b) of this Section 9.06, in the opinion of the Required Banks, could reasonably be expected to have a Material Adverse Effect; or
               9.07 Judgments. One or more judgments or decrees shall be entered against the Company and/or any of its Subsidiaries involving a liability (not paid or fully covered by a reputable and solvent insurance company) of $15,000,000 or more for all such judgments and decrees, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or
               9.08 Change of Control. A Change of Control shall have occurred;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Syndication Agent or any Bank or the holder of any Note to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Facility Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) apply any cash collateral in a Cash Collateral Account or otherwise, as provided in Section 4.02 or otherwise in the Credit Documents; and (v) direct the applicable Borrower to pay (and such Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05, it will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for such Borrower’s reimbursement obligations in respect of Letters of Credit issued for the account of such Borrower and then outstanding equal to the aggregate Stated Amount of all such Letters of Credit then outstanding.
          SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:
          “Absolute Rate” shall mean an interest rate (rounded to the nearest .0001) expressed as a decimal.

          “Absolute Rate Borrowing” shall mean a Competitive Bid Borrowing with respect to which any Borrower has requested that the Banks offer to make Competitive Bid Loans at Absolute Rates.
          “Act” shall have the meaning provided in Section 12.16.
          “Additional Bank” shall have the meaning provided in Section 1.16(b).
          “Additional Commitment” shall mean, for each Additional Bank, any commitment provided by such Additional Bank pursuant to Section 1.16, in such amount as agreed to by such Additional Bank in the respective Additional Commitment Agreement; provided that on the Additional Commitment Date upon which an Additional Commitment of any Additional Bank becomes effective, such Additional Commitment of such Additional Bank shall (x) in the case of an existing Bank be added to (and thereafter become a part of) the existing Commitment of such existing Bank for all purposes of this Agreement as contemplated by Section 1.16 and (y) in the case of a new Bank, be converted to a Commitment and become a Commitment for all purposes of this Agreement as contemplated by Section 1.16.
          “Additional Commitment Agreement” shall mean an Additional Commitment Agreement substantially in the form of Exhibit E (appropriately completed).
          “Additional Commitment Banks” shall mean each Bank with an Additional Commitment.
          “Additional Commitment Date” shall mean each date upon which an Additional Commitment under an Additional Commitment Agreement becomes effective as provided in Section 1.16.
          “Additional Indebtedness” shall have the meaning provided in Section 8.03(m).
          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 8.07 of this Agreement, so long as American Securities Corporation has any representatives on the Board of Directors of the Company or any of its Subsidiaries, American Securities Corporation shall be deemed to be an Affiliate of the Company to the extent not otherwise meeting the criteria set forth above in the definition of “Affiliate.”

          “Aggregate Outstandings” shall have the meaning provided in Section 4.02(A)(a).
          “Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.
          “Alternate Currency Sublimit” shall mean $200,000,000; provided that if at any time the Total Commitment is increased pursuant to Section 1.16, then the Alternate Currency Sublimit may be increased by an equivalent amount by written notice thereof delivered by the Company to the Administrative Agent at the time the Total Commitment is so increased.
          “Applicable Facility Fee Percentage” shall mean, at any time, the margin set forth below opposite the ratio of (i) Consolidated Indebtedness as of the last day of the most recent fiscal year or fiscal quarter in respect of which the Banks shall have received Section 7.01 Financials to (ii) Consolidated EBITDA for the Test Period ending on the last day of such fiscal year or fiscal quarter (it being understood that each Applicable Facility Fee Percentage shall be in effect from the date the respective Section 7.01 Financials are delivered to the Banks until the date the next such Section 7.01 Financials are delivered to the Banks at which time the Applicable Facility Fee Percentage shall be reset in accordance with the foregoing provisions of this definition):

Applicable
Consolidated Indebtedness/	Facility Fee
Consolidated EBITDA Ratio	Percentage
Greater than 2.75:1.00	0.175%

Greater than 2.50:1.00 but less than or equal to 2.75:1.00	0.125%

Greater than 2.00:1.00 but less than or equal to 2.50:1.00	0.100%

Greater than 1.75:1.00 but less than or equal to 2.00:1.00	0.080%

Less than or equal to 1.75 to 1.00	0.070%
; provided that if any Section 7.01 Financials are not delivered when required (the “Late Section 7.01 Financials”) and such Late Section 7.01 Financials establish that the Applicable Facility Fee Percentage would have been increased to an amount set forth in the table above on the date that such Late Section 7.01 Financials were required to have been delivered (the “Required Delivery Date”), then such increased Applicable Facility Fee Percentage shall be deemed to be effective as of such Required Delivery Date, and in the event that the Borrowers shall have made any payment of Facility Fees during the period from the Required Delivery Date to the actual date of delivery of such Late Section 7.01 Financials based upon any such lower Applicable Facility Fee Percentage, then the Borrowers shall pay in the form of a supplemental Facility Fee payment, an amount which equals the difference between the amount of Facility Fees which would otherwise have been paid determined as if the Late Section 7.01 Financials were delivered on the Required Delivery Date and the amount of such Facility Fees so paid, which supplemental Facility Fee payment shall be due and payable on the date of delivery of the Late Section 7.01 Financials; provided, further, notwithstanding the foregoing, the Applicable Facility Fee Percentage as of the Restatement Effective Date shall be 0.100%. Notwithstanding the foregoing, the Applicable Facility Fee Percentage for the period up to but excluding the Restatement Effective Date shall be the “Applicable Facility Fee Percentage” as defined in the Existing Credit Agreement.
          “Applicable Margin” shall mean, at any time, the margin set forth below opposite the ratio of (i) Consolidated Indebtedness as of the last day of the most recent fiscal year or fiscal quarter in respect of which the Banks shall have received Section 7.01 Financials to (ii) Consolidated EBITDA for the Test Period ending on the last day of such fiscal year or fiscal quarter (it being understood that each Applicable Margin shall be in effect from the date the respective Section 7.01 Financials are delivered to the Banks until the date the next such Section 7.01 Financials are delivered to the Banks at which time the Applicable Margin shall be reset in accordance with the foregoing provisions of this definition):

Consolidated Indebtedness/	Applicable
Consolidated EBITDA	Margin
Greater than 2.75:1.00	0.725%

Greater than 2.50:1.00 but less than or equal to 2.75:1.00	0.575%

Greater than 2.00:1.00 but less than or equal to 2.50:1.00	0.400%

Greater than 1.75:1.00 but less than or equal to 2.00:1.00	0.370%

Less than or equal to 1.75 to 1.00	0.330%
; provided that if any Section 7.01 Financials are not delivered when required and such Late Section 7.01 Financials establish that the Applicable Margin would have been increased to an amount set forth in the table above on the Required Delivery Date, then such increased Applicable Margin shall be deemed to be effective as of such Required Delivery Date, and in the event that the Borrowers shall have made any interest payment during the period from the Required Delivery Date to the actual date of delivery of such Late Section 7.01 Financials based upon any such lower Applicable Margin, then the Borrowers shall pay in the form of a supplemental interest payment, an amount which equals the difference between the amount of interest which would otherwise have been paid determined as if the Late Section 7.01 Financials were delivered on the Required Delivery Date and the amount of such interest so paid, which supplemental interest payment shall be due and payable on the date of delivery of the Late Section 7.01 Financials; provided, further, notwithstanding the foregoing, the Applicable Margin as of the Restatement Effective Date shall be 0.400%. Notwithstanding the foregoing, the Applicable Margin for the period up to but excluding the Restatement Effective Date shall be the “Applicable Margin” as defined in the Existing Credit Agreement.
          “Approved Alternate Currency” shall mean Canadian Dollars, British Pounds Sterling, Euros, Swiss Francs, Danish Krone and Japanese Yen, and, with respect to any Trade Letter of Credit, any other currency other than Dollars which is approved by the Letter of Credit Issuer in respect of such Trade Letter of Credit and the Administrative Agent prior to the issuance of such Trade Letter of Credit.
          “Approved Bank” shall have the meaning set forth in the definition of Cash Equivalents.
          “Approved Currency” shall mean each of Dollars and each Primary Alternate Currency.
          “Approved Fund” shall have the meaning provided in Section 12.04.
          “Asset Sale” shall mean any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person other than the Company or any Wholly-Owned Subsidiary of the Company of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding any sale, transfer or other disposition by the Company or any of its Subsidiaries of its capital stock or any other securities issued by it) of the Company or such Subsidiary (other than (w) Joint Venture Investments made pursuant to Section 8.05(l), (x) sales of investments held pursuant to Section 8.05(a), (c), (d), (f), (h), (i), (k), or (n), (y) any sale, transfer or disposition of inventory and/or excess, worn, outmoded or obsolete equipment in the ordinary course of business of the Company or such Subsidiary and (z) any other sale, transfer or disposition of assets generating Net Cash Proceeds from such transaction in an amount which, when added to the Net Cash Proceeds of all other Asset Sales consummated pursuant to this clause (z), does not exceed $2,500,000).
          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 12.04), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.
          “Associated Cost Rate” shall mean, with respect to each Interest Period for Loans denominated in Pounds Sterling, the costs (expressed as a percentage rounded up to the nearest four decimal places and as determined on the first day of such Interest Period and any three month anniversary thereof by the Administrative Agent) of compliance with then existing requirements of the Bank of England in respect of Loans denominated in Pounds Sterling.

          “Authorized Officer” shall mean, with respect to any Person, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any executive vice president, any senior vice president, any group vice president, any vice president, treasurer or secretary of such Person.
          “Bank” shall have the meaning provided in the first paragraph of this Agreement, and shall include any Person which becomes a Bank party to this Agreement in accordance with Section 12.04(b).
          “Bank Default” shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.02(c) or (ii) a Bank having notified the Administrative Agent and/or the Company that it does not intend to comply with the obligations under Section 1.01 or under Section 2.02(c), in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.
          “Bankruptcy Code” shall have the meaning provided in Section 9.05.
          “Base Rate” shall mean the higher of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the Prime Lending Rate.
          “Base Rate Loan” shall mean each Revolving Loan bearing interest at the rates provided in Section 1.09(a).
          “Bidder Bank” shall mean each Bank that has notified in writing (and has not withdrawn such notice) the Administrative Agent that it desires to participate generally in the bidding arrangements relating to Competitive Bid Borrowings.
          “Borrowers” shall mean the Company and the Designated Subsidiary Borrowers.
          “Borrowing” shall mean (i) the incurrence of one Type of Revolving Loan by any Borrower from all of the Banks on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.11(b) shall be considered part of any related Borrowing of Eurodollar Loans or (ii) a Competitive Bid Borrowing.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank Eurodollar market.
          “Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities, including Capitalized Lease Obligations but, in any event, excluding interest capitalized in accordance with GAAP), by the

Company and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Company and its Subsidiaries.
          “Capital Lease,” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the consolidated balance sheet of such Person.
          “Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Company and its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
          “Captive Insurance Subsidiary” shall mean AMETEK (Bermuda) Ltd., a corporation organized and existing under the laws of Bermuda.
          “Cash Collateral Account” shall have the meaning provided in Section 4.02(A)(a).
          “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than five years from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank that is a commercial bank having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such Bank or bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (iv) any fund or funds investing solely in investments of the type described in clauses (i) through (iii) above, (v) shares of money market or mutual or similar funds having assets in excess of $100,000,000 investing solely in debt securities with maturities of less than one year and (vi) debt securities with a rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, of public companies which (x) are freely tradeable without restriction on a stock exchange or through a nationally recognized automated quotation system, (y) are purchased and held as current assets and not for investment and (z) have a maturity of not more than five years from the issuance thereof.
          “Cash Proceeds” shall mean, with respect to any sale, lease, transfer or other disposition of assets, the aggregate cash payments in connection therewith (including any cash received by way of deferred payment pursuant to a note receivable issued in connection therewith, other than the portion of such deferred payment constituting interest, and including any amounts received under any noncompete or similar agreement or as disbursement or withdrawals from any escrow or similar account established in connection with any such sale, lease, transfer or other disposition, but, in each such case, only as and when so received).
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, 42 U.S.C. § 9601 et seq.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Bank (or, for purposes of Section 1.11, by any lending office of such Bank or by such Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Change of Control” shall mean (i) any “change of control” or similar event shall occur under any Senior Note Document or any other agreements governing or evidencing Indebtedness of the Company or any of its Subsidiaries (including, without limitation, Additional Indebtedness, if any), (ii) any Person or group (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired, directly or indirectly, beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the outstanding Voting Stock of the Company, (iii) occupation of a majority of the seats (other than vacant seats) of the Board of Directors of the Company by Persons who are neither (x) nominated by the Board of Directors of the Company nor (y) appointed by directors so nominated or (iv) any Designated Subsidiary Borrower (which term, for the avoidance of doubt, shall exclude any Subsidiary which has ceased to be a Designated Subsidiary Borrower pursuant to Section 1.18) shall cease to be a Wholly-Owned Subsidiary of the Company.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “COLI Policy” shall mean a corporate owned life insurance policy held by the Company with respect to certain of its employees.
          “Collective Bargaining Agreements” shall mean all collective bargaining agreements or any other similar agreement or arrangements covering the employees of the Company or any of its Subsidiaries and any amendments thereto.
          “Commitment” shall mean, with respect to each Bank, the amount set forth opposite such Bank’s name in Schedule I hereto directly below the column entitled “Commitment,” as the same may be (x) reduced from time to time pursuant to Section 3.02, 3.03 and/or 9, (y) increased from time to time pursuant to Section 1.16 or (z) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

          “Commodities Agreement” shall mean any forward contract, futures contract, commodity price swap, option contract or similar agreement or arrangement, in each case intended to protect the Persons entering into same from fluctuations in the price of, or shortage of supply of, products or other materials utilized in the businesses permitted by Section 8.08.
          “Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company.
          “Common Stock Repurchase” shall mean, collectively, the repurchase of Common Stock by the Company pursuant to open market and/or privately negotiated purchases and/or a cash tender offer in accordance with the provisions of Section 8.06(b).
          “Company” shall have the meaning provided in the first paragraph of the Agreement.
          “Company Guaranty” shall mean the guaranty of the Company provided in Section 13.
          “Competitive Bid Borrowing” shall mean a Borrowing of Competitive Bid Loans pursuant to Section 1.04.
          “Competitive Bid Loan” shall have the meaning provided in Section 1.01(b).
          “Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period but only to the extent such Consolidated Interest Expense is payable in cash for such period.
          “Consolidated EBIT” shall mean, for any period, the sum of, without duplication, the amounts for such period of (i) the Consolidated Net Income of the Company and its Subsidiaries, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, and (iv) the amount of any increase in the Company’s LIFO reserve (exclusive of any portion thereof attributable to sales of assets) during such period (and minus any decrease in the Company’s LIFO reserve (exclusive of any portion thereof attributable to sales of assets) during such period), without giving effect to the amount for such period of gains or losses on sales of assets (excluding sales in the ordinary course of business other than sales of equipment) and other extraordinary or nonrecurring gains or losses, in each case, to the extent included in determining Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Subsidiaries.
          “Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense, (iii) amortization expense and (iv) other non-cash charges (excluding any non-cash charges recorded in connection with any restructuring of the Company or any of its Subsidiaries), in the case of each of clauses (ii)-(iv) above to the extent deducted in determining Consolidated EBIT for such period, all as determined on a consolidated basis for the Company and its Subsidiaries; it being understood and agreed that in determining the ratio of Consolidated Indebtedness to Consolidated EBITDA, Consolidated EBITDA for any period shall be calculated on a pro forma basis (such pro forma calculations to be made in accordance with GAAP and in a manner satisfactory to the Administrative Agent) to give effect to any Person or assets acquired during such period pursuant to a Permitted Acquisition, as if same had been consummated on the first day of such period and so long as such Person or assets were not subsequently sold or otherwise disposed of by the Company or any of its Subsidiaries during such period.
          “Consolidated Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries required to be accounted for as debt in accordance with GAAP, determined on a consolidated basis, other than Indebtedness evidenced by Intercompany Notes; provided that the aggregate principal or invested amount outstanding under the Permitted Receivables Securitization Program from time to time shall constitute Consolidated Indebtedness for all purposes of this Agreement.
          “Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (i.e., costs minus benefits) under Interest Rate Protection Agreements, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense, all as determined on a consolidated basis, in each case net of the total interest income (excluding non-cash interest income on investments issued with original issue discount) of the Company and its Subsidiaries for such period, determined on a consolidated basis.
          “Consolidated Net Income” shall mean, for any period, net after tax income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Worth” shall mean, as at any date of determination, the stockholders’ equity of the Company (after deducting treasury stock) as determined in accordance with GAAP and as would be reflected on a consolidated balance sheet of the Company prepared as of such date.
          “Contingent Obligations” shall mean as to any Person (i) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof and (ii) any Interest Rate Protection Agreement, Currency Agreement and Commodities Agreement; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Credit Documents” shall mean this Agreement and the Notes.
          “Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.
          “Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect the Persons entering into same against fluctuations in currency values.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Designated Parties” shall have the meaning provided in Section 9.04.
          “Designated Subsidiary Borrower” shall mean each Wholly-Owned Subsidiary of the Company which is designated as a Designated Subsidiary Borrower in accordance with Section 1.17, other than those Subsidiaries subsequently removed as Designated Subsidiary Borrowers hereunder pursuant to Secion 1.18.
          “Dividends” shall have the meaning provided in Section 8.06.
          “Dollars” and the sign “$” shall mean freely transferable lawful money of the United States of America.
          “Domestic Subsidiary” shall mean each Subsidiary of the Company incorporated or organized in the United States or any state or territory thereof (other than AMETEK (FSC) Inc.).
          “DSB Assumption Agreement” means an assumption agreement in the form of Exhibit J.
          “Employee Benefit Plans” shall mean all Plans of the Company or any of its Subsidiaries, and for each such Plan (x) that is a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) the most recently completed actuarial valuation prepared therefor by such Plan’s regular enrolled actuary and the Schedule B, “Actuarial Information” to the IRS Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (y) that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), each of the documents referred to in clause (x) either in the possession of the Company or available on request from the sponsor or trustees of such Plan, together with any agreements referred to in Section 5.01(i)(a) of the Original Credit Agreement, and any amendments thereto.

          “Employment Agreements” shall mean all material employment agreements entered into by the Company or any of its Subsidiaries with its employees and any amendments thereto.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any applicable state and local or foreign counterparts or equivalents.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Subsidiary of the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Euribor” shall mean, for each Interest Period applicable to any Loan denominated in Euros, the rate per annum that appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 10:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to four prime banks in the Euro-zone interbank market by JPMorgan Chase for Euro deposits of amounts comparable to the principal amount of Loans denominated in Euros to be as part of such Borrowing with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 10:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.
          “Euro” shall mean the single currency of participating member states of the European Union.
          “Eurodollar Loans” shall mean each Revolving Loan bearing interest at the rates provided in Section 1.09(b).
          “Event of Default” shall have the meaning provided in Section 9.
          “Existing Bank” shall mean each “Bank” under and as defined in the Existing Credit Agreement.
          “Existing Credit Agreement” shall have the meaning provided in the recitals of this Agreement.
          “Existing Letters of Credit” shall have the meaning provided in Section 2.01(a).
          “Facility Fee” shall have the meaning provided in Section 3.01(a).
          “Federal Funds Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.
          “Final Maturity Date” shall mean October 6, 2011.
          “Foreign Bank” shall mean, as to any Borrower, any Bank that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or any such Subsidiary residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          “Foreign Subsidiaries” shall mean each Subsidiary of the Company which is not a Domestic Subsidiary.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).
          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Syndication Agents, the Banks and each Letter of Credit Issuer.
          “Guaranteed Obligations” shall mean all principal and interest on the Loans, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness, in each case owing by each Designated Subsidiary Borrower to the Guaranteed Creditors under this Agreement and each other Credit Document to which such Designated Subsidiary Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by each Designated Subsidiary Borrower with all of the terms, conditions and agreements contained in all such Credit Documents applicable to such Designated Subsidiary Borrower.
          “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contained or contains, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law.
          “Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the Stated Amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (vii) all Contingent Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.
          “Insurance Proceeds” shall mean, with respect to any Recovery Event, the aggregate cash payments received by the Company or any of its Subsidiaries in respect of such Recovery Event (including any cash payments received in respect of any condemnation award or the exercise of any power of eminent domain).
          “Intercompany Loan” shall have the meaning provided in Section 8.05(f).
          “Intercompany Notes” shall mean promissory notes, in the form of Exhibit F hereto, evidencing Intercompany Loans.
          “Interest Period” shall mean (x) with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.10 and (y) with respect to any Competitive Bid Loan, the period beginning on the date of incurrence thereof and ending on the stated maturity thereof.
          “Interest Rate Basis” shall mean the respective LIBOR and/or such other basis for determining an interest rate as the Company and the Administrative Agent may agree upon from time to time.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or any other similar agreement or arrangement designed to hedge the risks for a Person with respect to, or otherwise manage, interest rates.
          “Joint Venture Investments” shall mean any investment, capital contribution, advance, loan, or guaranty, or any other investment by the Company or any of its Subsidiaries in a joint venture related to any business permitted by Section 8.08.
          “Joint Venture Letter of Credit Outstandings” shall mean at any time the aggregate amount of Letter of Credit Outstandings at such time in respect of Letters of Credit issued on behalf of any Permitted Joint Venture.
          “JPMorgan Chase” shall have the meaning provided in the first paragraph of this Agreement.
          “Late Section 7.01 Financials” shall have the meaning provided in the definition of Applicable Facility Fee Percentage set forth in this Section 10.
          “L/C Facing Fee” shall have the meaning provided in Section 3.01(c).

          “L/C Fee” shall have the meaning provided in Section 3.01(b).
          “Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Letter of Credit” shall have the meaning provided in Section 2.01(a).
          “Letter of Credit Issuer” shall mean (x) JPMorgan Chase, (y) PNC Bank National Association and (z) with the consent of the Administrative Agent and the Company, any other Bank, to the extent such Bank agrees, in its sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit pursuant to Section 2.
          “Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit; provided, however, that for purposes of Sections 1.01, 2.01(b)(i) and 4.02(A)(a), and the definitions of “Joint Venture Letter of Credit Outstandings” and “Total Unutilized Commitment,” in determining the Letter of Credit Outstandings, the Stated Amount of any outstanding Trade Letter of Credit denominated in an Approved Alternate Currency shall be deemed to be an amount equal to 120% of the maximum available amount to be drawn under such Trade Letter of Credit (regardless of whether any conditions for drawing could then be met).
          “Letter of Credit Request” shall have the meaning provided in Section 2.03(a).
          “LIBOR” shall mean (i) with respect to any Borrowing of Revolving Loans of an Approved Currency, the relevant interest rate, i.e., Euribor, Sterling LIBOR or US LIBOR, (ii) with respect to any Competitive Bid Loans of an Approved Alternate Currency, such rate per annum as may be agreed upon by the applicable Borrower and the Bidder Bank, and (iii) with respect to a Competitive Bid Loan that is a Spread Borrowing priced by reference to any LIBOR, the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered rates for deposits in Dollars for the applicable Interest Period (or the period closest to such applicable Interest Period) which appear on Dow Jones Telerate Screen 3740 or 3750) with maturities comparable to the Interest Period to be applicable to such Competitive Bid Loan, determined as of 10:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute or any lease in the nature thereof).
          “Loan” shall mean each Revolving Loan and each Competitive Bid Loan.
          “Management Agreements” shall mean all material agreements (or the forms thereof) with members of, or with respect to, the management of the Company or any of its Subsidiaries and any amendments thereto.
          “Margin Stock” shall have the meaning provided in Regulation U.

          “Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.
          “Material Subsidiary” shall mean any Domestic Subsidiary having gross assets with a fair market value (reasonably determined by senior management of the Company in good faith) of at least $3,000,000 and/or Consolidated EBITDA for the last four fiscal quarters of at least $750,000 (for purposes of this definition Consolidated EBITDA shall be calculated for such Subsidiary on a stand-alone basis notwithstanding anything to the contrary contained in the definition thereof or in any other definition used in the calculation thereof); provided, however, that in any event the term Material Subsidiary shall include any Domestic Subsidiary which constitutes a “Significant Subsidiary” under, and as defined in, the Senior Note Indenture regardless of whether the above conditions are satisfied.
          “Minimum Assignment Amount” shall mean, with respect to any assignment by any Bank of its Loans or Commitment hereunder, an amount equal to $5,000,000.
          “Minimum Borrowing Amount” shall mean (i) in the case of Revolving Loans maintained as (x) Base Rate Loans, $1,000,000 and (y) Eurodollar Loans, $5,000,000 and (ii) in the case of Competitive Bid Loans denominated in (x) Dollars, $10,000,000 and (y) Approved Alternate Currencies, the foreign currency equivalent of $2,000,000 as determined in accordance with Section 12.07(d).
          “Moody’s” shall mean Moody’s Investors Services, Inc.
          “Multiemployer Plan” shall have the meaning provided in Section 6.12(a).
          “Net Cash Proceeds” shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (a) cash expenses of sale (including, without limitation, payment of principal, premium and interest on Indebtedness and other liabilities other than the Loans) and (b) taxes paid or payable as a result thereof over and above the taxes which would otherwise have been payable in the absence of such Asset Sale.
          “Net Equity Issuance Proceeds” shall mean the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received from the sale of equity.
          “Net Insurance Proceeds” shall mean the Insurance Proceeds received by the Company and/or its Subsidiaries with respect to any Recovery Event net of reasonable costs and expenses associated therewith (including payment of principal, premium and interest of Indebtedness other than the Loans, required to be, and which is, repaid under the terms thereof as a result of such Recovery Event).
          “Note” shall have the meaning provided in Section 1.06(a).
          “Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

          “Notice of Competitive Bid Borrowing” shall have the meaning provided in Section 1.04(a).
          “Notice of Conversion” shall have the meaning provided in Section 1.07.
          “Notice Office” shall mean the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017, or such other office as the Administrative Agent may designate in writing to the Company and the Banks from time to time.
          “Notice of Prepayment” shall have the meaning set forth in Section 4.01.
          “Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, any Syndication Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.
          “Participant” shall have the meaning provided in Section 12.04.
          “Participating Bank” shall have the meaning set forth in Section 2.02.
          “Payment Office” shall mean the office of the Administrative Agent at 270 Park Avenue, New York, New York 10017, or such other office as the Administrative Agent may designate in writing to the Company and the Banks from time to time.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Pension Plan Refund” shall mean any cash payments (net of reasonable costs associated therewith, including income, excise and other taxes payable thereon) received by the Company and/or any of its Subsidiaries from any return of any surplus assets from any single Plan (other than any such refund the cash payment received with respect to which, when added to the cash payments received from all other such refunds from any such Plan in the same fiscal year as such refund, does not exceed $400,000).
          “Percentage” shall mean at any time for each Bank, the percentage obtained by dividing such Bank’s Commitment by the Total Commitment, provided that if the Total Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank’s Commitment immediately prior to such termination by the Total Commitment immediately prior to such termination.
          “Permitted Acquisition” shall have the meaning set forth in Section 8.01(i).
          “Permitted Acquisition Amount” shall mean, with respect to any Permitted Acquisition, the aggregate amount paid (including for this purpose all cash consideration paid and the face amount of all Indebtedness incurred in connection with such Permitted Acquisition, and all cash paid in respect of any Permitted Earn-Out Debt incurred in connection with such Permitted Acquisition, but excluding the fair market value of any Common Stock, if any, issued as consideration in connection with such Permitted Acquisition) in connection with such Permitted Acquisition.
          “Permitted Captive Insurance Investments” shall mean any investments currently held by the Captive Insurance Subsidiary and any other investment made by the Captive Insurance Subsidiary in compliance with the applicable laws and regulations governing the Captive Insurance Subsidiary in its capacity as a captive insurance entity.
          “Permitted Commodities Agreement” shall mean any Commodities Agreement entered into in the ordinary course of business by the Company and/or any of its Subsidiaries and not for speculative purposes, to the extent consistent with the practices of the Company and its Subsidiaries prior to the Restatement Effective Date.
          “Permitted Currency Agreement” shall mean any Currency Agreement entered into in the ordinary course of business by the Company or any Subsidiary of the Company and not for speculative purposes, to the extent consistent with the practices of the Company and its Subsidiaries prior to the Restatement Effective Date.
          “Permitted Earn-Out Debt” shall mean Indebtedness of the Company or any of its Subsidiaries incurred in connection with a Permitted Acquisition and in accordance with Section 8.01(i), which Indebtedness is not secured by any assets of the Company or any of its Subsidiaries (including, without limitation, the assets so acquired) and is only payable by the Company and its Subsidiaries in the event certain future performance goals are achieved with respect to the assets acquired; provided that, such Indebtedness shall only constitute Permitted Earn-Out Debt to the extent the terms of such Indebtedness expressly limit the maximum potential liability of the Company and its Subsidiaries with respect thereto and all such other terms shall be in form and substance reasonably satisfactory to the Administrative Agent.
          “Permitted Existing Indebtedness” shall have the meaning provided in Section 6.18.
          “Permitted Existing Indebtedness Agreements” shall mean all agreements evidencing or relating to the Permitted Existing Indebtedness and any amendments thereto.
          “Permitted Existing Investments” shall mean the investments held by the Company and its Subsidiaries as of the Restatement Effective Date and listed on Schedule IX hereto, but only to the respective date, if any, set forth on such Schedule IX for the liquidation of any such Permitted Existing Investment.
          “Permitted Foreign Investments” shall mean, with respect to any Foreign Subsidiary, (i) government obligations of the country of such Foreign Subsidiary’s organization, in each case with maturities of not greater than one year and (ii) investments by such Foreign Subsidiary in banks or other financial institutions that are not otherwise provided for in the definition of Cash Equivalents to the extent necessitated by commercial trade requirements or due to a lack of approved bank investment alternatives as individually approved by a Senior Financial Officer of the Company, in each case, with maturities of less than six months.

          “Permitted Interest Rate Protection Agreements” shall mean any Interest Rate Protection Agreement entered into in the ordinary course of business by the Company or any Subsidiary of the Company and not for speculative purposes with respect to Indebtedness permitted under Sections 8.03(a), (h) or (m) to the extent consistent with the practices of the Company and its Subsidiaries prior to the Restatement Effective Date.
          “Permitted Joint Venture” shall mean any Person engaged in business of the type described in Section 8.08 of which the Company shall own, directly or indirectly, 50% or more, but less than 100%, of the equity and voting interests and another Person (or group of Persons which acts together in relation to such Permitted Joint Venture) owns the remaining equity and voting interests.
          “Permitted Liens” shall have the meaning provided in Section 8.02(d).
          “Permitted Line of Business Sale” shall have the meaning provided in Section 8.01(f).
          “Permitted Materials” shall have the meaning provided in Section 6.15(c).
          “Permitted Receivables Securitization Program” shall mean a receivables securitization program pursuant to which the Company or any of its Subsidiaries sells or grants a security interest in its accounts receivable or an undivided interest therein, provided that (i) the aggregate principal or invested amount outstanding at any time thereunder shall not exceed $125,000,000 and (ii) the recourse of the purchaser or lender thereunder, as the case may be, for losses resulting from an obligor’s failure to pay a receivable due to credit problems is limited to such accounts receivable or an interest therein, and the collections thereof (it being understood and agreed that recourse to the Company and its Subsidiaries pursuant to Standard Securitization Undertakings shall be permitted).
          “Permitted Receivables Securitization Transaction” shall mean the consummation of the Permitted Receivables Securitization Program and related transactions in accordance with the requirements of Sections 8.01(j) and 8.03(l) and the component definitions as used therein.
          “Permitted Senior Note Repurchase” shall mean the redemption, repurchase or retirement of any Senior Notes or Additional Indebtedness so long as no Default or Event of Default then exists at such time or would result therefrom.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), the Company or any of its Subsidiaries or any ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company or any such Subsidiary or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          “Pounds Sterling” shall mean freely transferable lawful money of the United Kingdom.
          “Primary Alternate Currency” shall mean each of British Pounds Sterling and Euros.
          “Prime Lending Rate” shall mean the rate which JPMorgan Chase announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.
          “Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Recovery Event” shall mean the receipt by the Company or any of its Subsidiaries of any Insurance Proceeds payable by reason of theft, physical destruction or damage or any other similar event (including as a result of any condemnation proceeding or the exercise of the power of eminent domain) with respect to any properties or assets of the Company or any of its Subsidiaries.
          “Register” shall have the meaning provided in Section 12.04(b).
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Reinvestment Assets” shall mean, with respect to any Asset Sale or the receipt of any Net Insurance Proceeds from a Recovery Event, assets to be employed in, and/or the capital stock of any Person engaged in, the types of businesses permitted in Section 8.07.
          “Reinvestment Event” shall mean the consummation of any Asset Sale, the receipt of any Pension Plan Refund or the receipt of any Net Insurance Proceeds from a Recovery Event.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, releasing, pumping, injecting, deposit ing, dispersing, migrating and the like, into or upon land or water or air, or otherwise entering into the indoor or outdoor environment or into or out of any Real Property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.
          “Replaced Bank” shall have the meaning provided in Section 1.14.
          “Replacement Bank” shall have the meaning provided in Section 1.14.
          “Reply Date” shall have the meaning provided in Section 1.04(b).
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.
          “Required Banks” shall mean Banks whose outstanding Commitments (or, if after the Total Commitment has been terminated, outstanding Loans and an amount equal to their Percentages of Letter of Credit Outstandings, at such time) constitute at least a majority of the Total Commitment (or, if after the Total Commitment has been terminated, the total outstanding Loans and an amount equal to the aggregate Percentages of all Banks of Letter of Credit Outstandings at such time).
          “Required Delivery Date” shall have the meaning provided in the definition of Applicable Facility Fee Percentage set forth in this Section 10.
          “Restatement Effective Date” shall have the meaning provided in Section 12.10.
          “Revolving Loan” shall have the meaning provided in Section 1.01(a).
          “Rights Agreement” shall mean the Rights Agreement, dated as of July 26, 1989 between the Company and The Chase Manhattan Bank, as rights agent thereunder, as amended, modified or supplemented from time to time.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Section 7.01 Financials” shall mean the financial statements delivered, or to be delivered, pursuant to Section 7.01(a) or (b).
          “Senior Financial Officer” of any Person shall mean the Chief Financial Officer and any other senior financial officer of such Person designated as such in writing to the Administrative Agent by the Chief Financial Officer of such Person.
          “Senior Note Documents” shall mean the Senior Notes, the Senior Note Indenture and all other documents and agreements entered into in connection therewith.

          “Senior Note Indenture” shall mean the Indenture, dated as of July 17, 1998 among the Company and Chase Manhattan Trust Company, National Association, as trustee, as in effect on the Restatement Effective Date and as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Senior Notes” shall mean the $225,000,000 aggregate principal amount of the Company’s Senior Notes due 2008, as in effect on the Restatement Effective Date and as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Shareholders Agreements” shall mean all agreements entered into by the Company or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to their capital stock, together with any agreements referred to in Section 5.01(i)(e) of the Original Credit Agreement, and any amendments thereto.
          “Spread” shall mean a percentage per annum in excess of, or less than, an Interest Rate Basis.
          “Spread Borrowing” shall mean a Competitive Bid Borrowing with respect to which any Borrower has requested the Banks to make Competitive Bid Loans at a Spread over or under a specified Interest Rate Basis.
          “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and such other obligations of the Company or any of its Subsidiaries in connection with the Permitted Receivables Securitization Program which are customary in an off-balance-sheet accounts receivable transaction.
          “Standby Letter of Credit” shall have the meaning set forth in Section 2.01(a).
          “Stated Amount” of each letter of credit (including any Letter of Credit issued hereunder) shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met); provided, however, for purposes of Sections 2.01(b)(i) and 2.01(b)(viii) the Stated Amount of any Trade Letter of Credit denominated in an Approved Alternate Currency shall be an amount equal to 120% of the maximum available amount to be drawn thereunder (regardless of whether any conditions for drawing could then be met).
          “Sterling LIBOR” shall mean, with respect to each Interest Period for any Loan denominated in Pounds Sterling, (I) the rate per annum that appears on page 3750 (or other appropriate page if such currency does not appear on such page) of the Dow Jones Telerate Screen (or any successive page) with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is the commencement date of such Interest Period or, if such a rate does not appear on page 3750 (or such other appropriate page) of the Dow Jones Telerate Screen (or any successor page) the offered quotations to first-class banks in the London interbank Eurodollar market by JPMorgan Chase for Pounds Sterling deposits of amounts in same day funds comparable to the outstanding principal amount of such Loans with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is the commencement of such Interest Period plus (II) the Associated Cost Rate for such Loans for such Interest Period.
          “Stock Option Plans” shall mean the 1981 Employees’ Non-Qualified Stock Option and Stock Appreciation Rights Plan of AMETEK, Inc., as amended; the 1983 Employees’ Incentive Stock Option Plan of AMETEK, Inc., as amended; the 1987 Employees’ Stock Incentive Plan of AMETEK, Inc., as amended; the 1991 Stock Incentive Plan of AMETEK, Inc., as amended; the 1997 Stock Incentive Plan, as amended; the 1999 Stock Incentive Plan, as amended; the 2002 Stock Incentive Plan, as amended and any similar replacement or other plans which provide for stock options, restricted stock awards, stock appreciation rights, phantom stock awards and other similar options, awards and rights established by the Company after the Restatement Effective Date.
          “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Company.
          “Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.
          “Tax Sharing Agreements” shall mean all tax sharing, tax allocation and other similar agreements, if any, entered into by the Company and/or any of its Subsidiaries, together with any agreements referred to in Section 5.01(i)(g) of the Original Credit Agreement, and any amendments thereto.
          “Taxes” shall have the meaning provided in Section 4.04.
          “Test Period” shall mean the four consecutive fiscal quarters of the Company then last ended.
          “Total Commitment” shall mean the sum of the Commitments of each of the Banks.
          “Total Unutilized Commitment” shall mean, at any time, the excess, if any, of (i) the Total Commitment over (ii) the sum of (x) the outstanding principal amount of all Loans plus (y) the Letter of Credit Outstandings, in each case at such time.
          “Trade Letter of Credit” shall have the meaning set forth in Section 2.01(a).
          “Transaction” shall mean the (i) payment of all outstanding Obligations (as defined therein) under the Existing Credit Agreement and (ii) the incurrence of Loans and issuance of Letters of Credit, if any, on the Restatement Effective Date.

          “Type” shall mean any type of Revolving Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Treasury Regulations Section 1.412(c)(2)-1(c)(1).
          “Unpaid Drawing” shall have the meaning provided in Section 2.04(a).
          “US LIBOR” shall mean for each Interest Period applicable to a Loan denominated in Dollars (other than a Base Rate Loan), the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Dollar deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by JPMorgan Chase for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of such Dollar denominated Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.
          “Voting Stock” shall mean the shares of capital stock and any other securities of any Person entitled to vote generally for the election of directors of such Person or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.
          “Written” or “in writing” shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.
          SECTION 11. The Administrative Agent, Syndication Agents, etc.
               11.01 Appointment. Each Bank hereby irrevocably designates and appoints JPMorgan Chase as Administrative Agent, and each of Bank of America, N.A., PNC Bank, National Association, SunTrust Bank and Wachovia Bank, N.A., as a Syndication Agent for such Bank to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes JPMorgan Chase as the Administrative Agent and Bank of

America, N.A., PNC Bank, National Association, SunTrust Bank and Wachovia Bank, N.A. as Syndication Agents to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Syndication Agents, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent and the Syndication Agents each agree to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Syndication Agents shall have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or any Syndication Agent; provided further, that the duties of the Syndication Agents shall be nominal and titular in nature. The provisions of this Section 11 are solely for the benefit of the Administrative Agent, the Syndication Agents and the Banks, and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent and the Syndication Agents each shall act solely as agent of the Banks and the Administrative Agent and the Syndication Agents each do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Company or any of its Subsidiaries.
               11.02 Delegation of Duties. The Administrative Agent and the Syndication Agents each may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and the Syndication Agents each shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.
               11.03 Exculpatory Provisions. Neither the Administrative Agent nor any Syndication Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Syndication Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Company or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor any Syndication Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any of its Subsidiaries. Neither the Administrative Agent nor any Syndication Agent shall be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent and/or any Syndication Agent to the Banks by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent and/or any Syndication Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.
               11.04 Reliance by the Administrative Agent, Syndication Agents, etc.
          The Administrative Agent and the Syndication Agents each shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent and/or any Syndication Agent. The Administrative Agent and the Syndication Agents each shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Syndication Agents each shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.
               11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
               11.06 Non-Reliance on Administrative Agent, Syndication Agents and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any Syndication Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent or any Syndication Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Syndication Agent to any Bank. Each Bank represents to the Administrative Agent and the Syndication Agents that it has, independently and without reliance upon the Administrative Agent, any Syndication Agent, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers and made its own decision to make its Loans, and participate in Letters of Credit, hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers. Neither the Administrative Agent nor any Syndication Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or such Syndication Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.
               11.07 Indemnification. The Banks agree to indemnify each of the Administrative Agent and each Syndication Agent in its capacity as such ratably according to their respective “percentages” as used in determining the Required Banks at such time (or if the Total Commitment has been terminated and all Loans have been repaid, their respective “percentages” used in determining the Required Banks immediately prior to such termination and repayment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Syndication Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Syndication Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company or any of its Subsidiaries, provided that no Bank shall be liable to the Administrative Agent or any Syndication Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such Syndication Agent, as the case may be. If any indemnity furnished to the Administrative Agent or any Syndication Agent for any purpose shall, in the opinion of the Administrative Agent or such Syndication Agent, be insufficient or become impaired, the Administrative Agent or such Syndication Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.
               11.08 Individual Capacity. The Administrative Agent, each Syndication Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company or any of its Subsidiaries as though the Administrative Agent or such Syndication Agent were not the Administrative Agent or a

Syndication Agent were not the Administrative Agent or a Syndication Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent and each Syndication Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent or a Syndication Agent and the terms “Required Banks,” “Bank” and “Banks” shall include the Administrative Agent and each Syndication Agent in each of their respective individual capacity.
               11.09 Resignation; Successors. The Administrative Agent and/or each Syndication Agent may resign as the Administrative Agent or a Syndication Agent, as the case may be, upon 20 days’ notice to the Banks. To the extent not prohibited by law, the Administrative Agent shall send a copy of any such resignation notice to the Company. Upon the resignation of the Administrative Agent, the Required Banks shall appoint from among the Banks a successor Administrative Agent for the Banks subject to prior approval by the Company (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. In the event no successor Administrative Agent has been appointed by the end of such 20 day period, the resignation of the Administrative Agent shall become effective and the Required Banks shall perform the duties of the Administrative Agent until a successor Administrative Agent is appointed.
               11.10 Holders. The Administrative Agent and the Syndication Agents each may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange thereof.
          SECTION 12. Miscellaneous.
               12.01 Payment of Expenses, etc. The Company agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP and any consultants retained by the Administrative Agent) and in connection with the Administrative Agent’s syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and for each of the Banks); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Administrative Agent each Syndication Agent and each Bank, their respective officers, directors, employees, representatives and agents (each, an “indemnified person”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, regardless of when any such indemnified matter arises, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Syndication Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, any Syndication Agent, any Bank, any Borrower or any third Person or otherwise) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans or Letter of Credit hereunder or any other aspect of the Transaction or the consummation of any other transactions contemplated in any Credit Document, (b) any settlement entered into in connection with the foregoing to the extent such settlement has been consented to by the Company, which consent shall not be unreasonably withheld or (c) the actual or alleged presence, generation or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or operated at any time by the Company or any of its Subsidiaries, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such Real Property, or any Environmental Claim with respect to the Company or any of its Subsidiaries or any such Real Property, in each case including, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation, Environmental Claim or any of the Borrowers’ acts, omissions, business, operations or Real Property, or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the indemnified person). To the extent that the undertaking to indemnify and hold harmless set forth in this Section 12.01 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, the Company shall make the maximum contribution to the payment and satisfaction of each of the liabilities giving rise to claims under the indemnification provisions of this 12.01 which is permissible under applicable law.
               12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Company or any of its Subsidiaries against and on account of the Obligations and liabilities of the Company or any of its Subsidiaries to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of any Borrower purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Bank shall promptly notify the Company in writing after exercising any of its rights pursuant to this Section 12.02.
               12.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Borrower, at the address specified opposite its signature below; if to any Bank, at its address specified for such Bank in the Administrative Questionnaire provided by such Bank to the Administrative Agent in connection with the Existing Credit Agreement, provided, however, that in respect to regular reporting obligations of the Borrowers set forth in Sections 7.01(a) and (b), all notices and other communications provided for therein, if to any Bank, may be satisfied by way of electronic distribution (including, but not limited to, posting on Intralinks or other similar transmission systems); if to the Administrative Agent, at its Notice Office; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.
               12.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) no Borrower may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more banks, investment funds or other institutions that make or hold commercial loans in the ordinary course of their businesses all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Company, provided that no consent of the Company shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent and each Letter of Credit Issuer; and
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s

Commitment or Loans, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 13.04(b), the term “Approved Fund” has the following meaning:
      “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
      (i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement (provided that any liability of each Borrower to such assignee under Section 1.11, 1.12 or 4.04 shall be limited to the amount, if any, that would have been payable thereunder by such Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law), and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 1.11, 1.12, 4.04 and 12.01). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Bank, and the Commitment of, and principal amount of the Loans and other Obligations and owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Bank may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Bank may, without the consent of any Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.12(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 1.11, 1.12 and 4.04 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.02 as though it were a Bank, provided such Participant agrees to be subject to Section 12.06(b) as though it were a Bank.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 1.11, 1.12 or 4.04 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent and the entitlement to greater payment results solely from a Change in Law. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 1.11 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.04 as though it were a Bank.
          (d) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
          (e) Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an, “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to each Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to Section 1.01, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that (x) no SPC shall be liable for any payment under this Agreement for which a Bank would otherwise be liable and (y) the Granting Bank for any SPC shall be (and hereby agrees that it is) liable for any payment under this Agreement for which the SPC would be liable in the absence of preceding clause (x). In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.04 any SPC may (i) with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by each Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
               12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Syndication Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Administrative Agent, any Syndication Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, any Syndication Agent or any Bank would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, any Syndication Agent or the Banks to any other or further action in any circumstances without notice or demand.
               12.06 Payments Pro Rata. (a) Except as otherwise provided by this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of each Borrower in respect of any Obligations, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligations then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations in such amount as shall result in a proportional participation by all of the Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
               12.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Banks), provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the 2005 historical financial statements delivered to the Banks pursuant to Section 6.10(b).
          (b) All computations of interest, Facility Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.
          (c) All determinations of the Stated Amount of Letters of Credit and of the principal amount of Unpaid Drawings, in each case to the extent denominated in a currency other than Dollars, shall be made by converting same into Dollars at (x) in the case of a determination of a Borrower’s obligation to reimburse in Dollars a drawing under a Letter of Credit denominated in a currency other than Dollars or of each Participating Bank’s obligation pursuant to Section 2.02(c) to pay the amount of such Participating Bank’s Percentage of an unreimbursed payment in respect of any such Letter of Credit, the spot exchange rate for the currency in question of the respective Letter of Credit Issuer on the date of such drawing or (y) if the provisions of the foregoing clause (x) are not applicable, the spot exchange rate for the currency in question calculated by the Administrative Agent on the last day of the month preceding the month in which any such determination is being made and at such other times as the Administrative Agent elects to make such determination, it being understood that the Administrative Agent shall have no obligation to make any such other determinations.
          (d) All determinations of the principal amount of Revolving Loans or Competitive Bid Loans denominated in a currency other than Dollars shall be made by converting same into Dollars at the spot exchange rate for the currency in question calculated by the Administrative Agent on the last day of the month preceding the month in which any such determination is being made and at such other times as the Administrative Agent elects to make such determination, it being understood that the Administrative Agent shall have no obligation to so elect to make any such other determinations.
               12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; TRIAL BY JURY. (A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH BORROWER. IF FOR ANY REASON ANY BORROWER CEASES TO MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH BORROWER AGREES TO DESIGNATE, APPOINT AND EMPOWER A DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE THIRTY DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN

ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.
          (B) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BORROWERS AND EACH BANK IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.
               12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent.
               12.10 Effectiveness. This Agreement shall become effective on the date (the “Restatement Effective Date”) on which (i) each of the Company, the Designated Subsidiary Borrowers identified on Schedule X, the Administrative Agent, each Syndication Agent and each Existing Bank shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 5 are met to the satisfaction of the Administrative Agent, the Syndication Agents and the Required Banks (determined immediately after the occurrence of the Restatement Effective Date). Unless the Administrative Agent has received actual notice from any Bank that the conditions contained in Section 5 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release any Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5).

The Administrative Agent will give the Company and each Bank prompt written notice of the occurrence of the Restatement Effective Date.
               12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
               12.12 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each Borrower and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank affected thereby, (i) extend the final scheduled maturity of any Unpaid Drawing, Loan or Note (it being understood that any waiver of an installment on, the application of any prepayment or the method of application of any prepayment to the amortization of the Loans shall not constitute an extension of the final scheduled maturity date), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees, or reduce the amount thereof, (ii) amend, modify or waive any provision of this Section, (iii) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as an extension of Loans, Letters of Credit and Commitments are included on the Restatement Effective Date), or (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under any Credit Document (except as expressly provided herein or therein); provided further, that no such change, waiver, discharge or termination shall (w) increase the Commitment of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (x) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit or (y) without the consent of the Administrative Agent or the Syndication Agents, respectively, amend, modify or waive any provision of Section 11 as same applies to such Administrative Agent, or Syndication Agents, as the case may be, or any other provision as same relates to the rights or obligations of such Administrative Agent or Syndication Agents, as the case may be.
          (b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Company shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.14 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Company shall not have the right to replace a Bank solely as a result of the exercise of such Bank’s rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).
               12.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.11, 1.12, 2.05, 2.06, 4.04, 11.07 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans and the satisfaction of all other Obligations.
               12.14 Domicile of Loans. Each Bank may transfer and carry its Loans or participations at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided that the Borrowers shall not be responsible for costs arising under Section 1.11, 1.12, 2.05, or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.13) to the extent such costs would not otherwise be applicable to such Bank prior to such transfer.
               12.15 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.15, each Bank agrees that it will use its best efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Bank) any information with respect to the Company or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Company in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Administrative Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated or actual transfer or participation of any of the Notes or Commitment or any interest therein by such Bank, provided that such prospective transferee or participant executes an agreement with such Bank containing provisions substantially the same as to those contained in this Section.
          (b) The Company hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Company and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Bank.
               12.16 The Patriot Act. Each Bank subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower and other information that will allow such Bank to identify each Borrower in accordance with the Act.

          SECTION 13. Company Guaranty.
               13.01 The Company Guaranty. In order to induce the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Banks as follows: the Company hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Designated Subsidiary Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Designated Subsidiary Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Company Guaranty is a guaranty of payment and not of collection. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Company Guaranty or any other instrument evidencing any liability of each Designated Subsidiary Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
               13.02 Bankruptcy. Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Designated Subsidiary Borrower hereunder to the Guaranteed Creditors whether or not due or payable by each Designated Subsidiary Borrower upon the occurrence of any of the events specified in Section 9.05 with respect to such Designated Subsidiary Borrower, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.
               13.03 Nature of Liability. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of each Designated Subsidiary Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by each Designated Subsidiary Borrower or by any other party (other than a direction by the Guaranteed Creditor receiving such payment), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of each Designated Subsidiary Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by each Designated Subsidiary Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to each Designated Subsidiary Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (f) any action or inaction of the type described in Section 13.05.
               13.04 Independent Obligation. The obligations of the Company under this Section 13 are independent of the obligations of any other guarantor, any other party or any Designated Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Designated Subsidiary Borrower and whether or not any other guarantor, any other party or any Designated Subsidiary Borrower be joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability under this Section 13 or the enforcement thereof. Any payment by a Designated Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to a Designated Subsidiary Borrower shall operate to toll the statute of limitations as to the Company.
               13.05 Authorization. The obligations of the Company under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any action taken by any Guaranteed Creditor to:
     (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;
     (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against any Designated Subsidiary Borrower or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, guarantors, any Designated Subsidiary Borrower or other obligor;
     (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Designated Subsidiary Borrower to its creditors other than the Guaranteed Creditors;

     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Designated Subsidiary Borrower to the Guaranteed Creditors regardless of what liability or liabilities of any Designated Subsidiary Borrower remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or
     (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Company Guaranty.
               13.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Designated Subsidiary Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
               13.07 Subordination. Any indebtedness of any Designated Subsidiary Borrower now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of each Designated Subsidiary Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, no Designated Subsidiary Borrower shall make, or be permitted to make, any payment to the Company in respect of such indebtedness owed to the Company, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Company Guaranty. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness of any Designated Subsidiary Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Company Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.
               13.08 Waiver. (a) The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Designated Subsidiary Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Designated Subsidiary Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Company waives any defense based on or arising out of any defense of any Designated Subsidiary Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Designated Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Designated Subsidiary Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Designated Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Designated Subsidiary Borrower or any other party or any security.
          (b) The Company waives all presentments, demands for performance, protests and notices, including, without limitation, notices of non-performance, notices of protest, notices of dishonor, notices of acceptance of this Company Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Designated Subsidiary Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Company of information known to them regarding such circumstances or risks.
          (c) The Company warrants and agrees that each of the waivers set forth above in this Section 13.08 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.
* * *

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:	AMETEK, INC.
37 North Valley Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801 Telephone No.: 610-889-5296	By:	/s/ Mark S. Pave Title: Assistant Treasurer
Telecopier No.: 610-647-0211
Attention: Mark S. Pave
JPMORGAN CHASE BANK, N.A.,
Individually and as the Administrative Agent

	By:	/s/ Lee P. Brennan
Title: Vice President

BANK OF AMERICA, N.A.,
Individually and as a Syndication Agent

	By:	/s/ Henry F. Bullitt Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
Individually and as a Syndication Agent

	By:	/s/ Denise D. Killen Title: Senior Vice President

SUNTRUST BANK,
Individually and as a Syndication Agent

	By:	/s/ Van Buren Knick, II Title: Vice President

(i)

Page

WACHOVIA BANK N.A.,
Individually and as a Syndication Agent

By:	/s/ C. Jeffrey Seaton Title: Managing Director

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Brian J. Sohocki Title: Vice President

BANCA INTESA

By:	/s/ John J. Michalisin Title: First Vice President

By:	/s/ Francesco DiMario Title: First Vice President

THE BANK OF NEW YORK

By:	/s/ Roger Grossman Title: Vice President

ABN AMRO BANK N.V.

By:	/s/ Frances Logan Title: Managing Director

By:	/s/ Christopher Lo Title: Title: Assistant Vice President

(ii)

Page

COMERICA BANK

By:	/s/ John M. Costa Title: First Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Megan Soltys Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Suzannah Harris Title: Vice President

(iii)